Exhibit 4.31

EXECUTION VERSION

LOAN AGREEMENT

among

ECOPETROL S.A.,

as Borrower,

THE LENDERS PARTY HERETO,

and

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH,

as Administrative Agent,

and

THE BANK OF NOVA SCOTIA, BBVA SECURITIES INC., BANK OF AMERICA, N.A.,
JPMORGAN CHASE BANK, N.A., ITAU CHILE NEW YORK BRANCH AND
STANDARD CHARTERED BANK (HONG KONG) LIMITED,

as Joint Lead Arrangers and Joint Bookrunners

Dated as of April 12, 2024

TABLE OF CONTENTS

		Page

Section 1
DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01.	Defined Terms	1
1.02.	Principles of Construction	21
1.03.	Rates	22

Section 2
THE LOAN

2.01.	Commitments	22
2.02.	Mechanics for Requesting the Disbursement	23
2.03.	Funding	23
2.04.	Minimum Amounts for the Disbursement	23
2.05.	Termination and Reduction of Commitments	24
2.06.	Notes	24
2.07.	Interest	25
2.08.	Fees	30
2.09.	Additional or Increased Costs	31
2.10.	Breakage Costs, Other Expenses and Losses	31
2.11.	Illegality	32
2.12.	Lender Replacement	32

Section 3
PAYMENTS

3.01.	Repayment; Time and Manner	33
3.02.	Prepayment	33
3.03.	Payments; Pro Rata Treatment	34
3.04.	Extension of Payment Dates	35

Section 4
TAXES

4.01.	Covered Taxes	35

Section 5
CONDITIONS PRECEDENT

5.01.	Conditions Precedent on the Agreement Date	37
5.02.	Additional Conditions Precedent to the Disbursement	39

Section 6
REPRESENTATIONS AND WARRANTIES

6.01.	Representations and Warranties of the Borrower	40

Section 7
COVENANTS

7.01.	Affirmative Covenants of the Borrower	45
7.02.	Negative Covenants of the Borrower	48

Section 8
EVENTS OF DEFAULT AND REMEDIES

8.01.	Events of Default	49
8.02.	Remedies	51

Section 9
GOVERNING LAW AND JURISDICTION

9.01.	Governing Law	51
9.02.	Submission to Jurisdiction	52
9.03.	Service of Process	52
9.04.	Waiver of Immunity	53
9.05.	Waiver of Security Requirements	54
9.06.	No Limitation	54
9.07.	International Banking Facility	54

Section 10
THE ADMINISTRATIVE AGENT

10.01.	Appointment	54
10.02.	Nature of Duties	54
10.03.	Lack of Reliance on the Administrative Agent	56
10.04.	Reliance	56
10.05.	Consultation with Experts	56
10.06.	Indemnification	56
10.07.	The Administrative Agent in Its Individual Capacity	56
10.08.	Resignation by the Administrative Agent; Successor Administrative Agent	57
10.09.	No Amendment to Duties of Administrative Agent Without Consent	57
10.10.	Administrative Agent Conflict of Interest	58
10.11.	Erroneous Payments	58

Section 11
MISCELLANEOUS

11.01.	Computations	61
11.02.	Notices	61

11.03.	Benefit of Agreement; Assignment; Participations	64
11.04.	No Waiver; Remedies Cumulative	67
11.05.	Entire Agreement	67
11.06.	Amendment or Waiver; etc.	67
11.07.	Counterparts	68
11.08.	Expenses; Indemnity	69
11.09.	Judgment Currency	70
11.10.	English Language	71
11.11.	Severability	71
11.12.	Waiver of Jury Trial	71
11.13.	Captions	71
11.14.	Damages Waiver	71
11.15.	Confidentiality	71
11.16.	Survival	72
11.17.	No Fiduciary Duty	72
11.18.	Patriot Act	73
11.19.	Exequatur	73
11.20.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	73

SCHEDULES AND ANNEXES

Schedule 1 Existing Liens		1-1
Schedule 2 Commitment		2-1
Annex A Form of Disbursement Request		A-1
Annex B Form of Promissory Note		B-1
Annex C Form of Instructions Letter		C-1
Annex D Form of Officers’ Certificate		D-1
Annex E Form of Assignment and Assumption Agreement		E-1

This LOAN AGREEMENT (together with the Schedules and Exhibits attached hereto, this “Agreement”), dated as of April 12, 2024 is made by and among Ecopetrol S.A., a mixed economy company organized and existing under the laws of Colombia (the “Borrower”); the Lenders (as defined below) and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as administrative agent (the “Administrative Agent”). Capitalized terms used herein shall be defined as provided in Section 1.

BACKGROUND

WHEREAS:

(A)

on August 17, 2021, as authorized by the Ministry of Finance pursuant to Resolution No. 1824 issued on July 30, 2021, the Borrower entered into a loan agreement with Mizuho Bank, Ltd., as administrative agent, and certain financial institutions party thereto as lenders (as amended, supplemented or modified from time to time, the “2021 Loan Agreement”);

(B)

by this Agreement, the Lenders agree to extend a senior unsecured term loan to the Borrower in accordance with the terms and conditions set forth herein for an aggregate principal amount up to one billion two hundred million Dollars (U.S.$1,200,000,000);

(C)	such term loan may be utilized by the Borrower to voluntarily prepay the outstanding principal amount of the loan under the 2021 Loan Agreement due August 17, 2024; and
(D)

the Borrower has obtained all required approvals, including the approval from the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional) of the Ministry of Finance through Resolution No. 0652 of March 20, 2024, to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

Section 1

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION

1.01.Defined Terms.  For the purposes of this Agreement, unless otherwise defined herein, the following terms have the meanings specified below.

“2021 Loan Agreement” has the meaning ascribed to such term in the preamble to this Agreement.

“Administrative Agent” has the meaning ascribed to such term in the preamble to this Agreement.

“Administrative Agent Fee Letter” means the Administrative Agent fee letter executed on or prior to the Agreement Date between the Borrower and the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person.

“Agreement” means this Agreement, including any Annex, Exhibit, Schedule and other attachment thereto.

“Agreement Date” means the date first set forth above, such date being the date as of which this Agreement was executed and delivered by the parties hereto.

“Alternative Base Rate” means for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%; (b) the last quoted prime rate in the United States of America published in The Wall Street Journal; provided that, if The Wall Street Journal ceases to publish for any reason such rate of interest, “Alternative Base Rate” shall mean the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent); and, (c) Term SOFR for a one-month tenor in effect on such day plus one percent (1%).  Any change in the Alternative Base Rate due to a change of the Federal Funds Rate, in the prime rate or Term SOFR, respectively, shall be effective from and including the date such change is effective.

“Alternative Base Rate Loan” means a Loan that bears interest based on the Alternative Base Rate.

“Alternative Base Rate Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Anti-Corruption Laws” means the FCPA, the UK Bribery Act of 2010, the Corruption of Foreign Public Officials Act (Canada) and the rules and regulations promulgated thereunder, the Colombian Criminal Code (Código Penal Colombiano), Law 1474 of 2011 (Estatuto Anticorrupción) of Colombia, Law 1778 of 2016 of Colombia, Law 2195 of 2022 of Colombia and all other laws, rules, and regulations of any jurisdiction from time to time applicable to the Borrower or any of its Subsidiaries concerning or relating to bribery or corruption.

“Anti-Money Laundering Laws” means, collectively, (a) Title III of the USA Patriot Act of 2001 (Pub. L. No. 107-56), (b) the Colombian Criminal Code (Código Penal Colombiano), (c) Chapter VII Title I Part III of Circular Externa 029 of 2014 (Circular Básica Jurídica) of the Superintendency of Finance, (d) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), and (e) any other law, regulation, order, decree or directive of any relevant jurisdiction applicable to the Borrower or any of its Subsidiaries having the force of law and relating to anti-money laundering.

“Applicable Law” means, with respect to any Person, any Colombian or other applicable constitution, statute, law, rule, regulation, ordinance, judgment, order, decree, or any published directive, guideline, requirement or other governmental rule or restriction which has the force of law, and any determination by, or interpretation of any of the foregoing by, any judicial authority or Governmental Authority, binding on a given Person whether in effect as of the date hereof or as of any date thereafter.

“Applicable Margin” means 3.80% per annum.

“Assignment and Assumption Agreement” means an assignment and assumption agreement substantially in the form of Annex E.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the president, any vice president, any assistant vice president, the chief financial officer or treasurer, the assistant treasurer or equivalent officers of such Person, and any other officer or representative of such Person, who is duly authorized to act under such Person’s charter documents or Applicable Law, and to act in the capacity in which they are acting pursuant to the certificate referred to in Section 5.01(b).

“Availability Period” means the period from and including the Agreement Date to and including the earlier of (i) three (3) months after Agreement Date and (ii) the date on which the Total Commitment is reduced to zero or otherwise terminated.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of Section 2.07(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”  means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“BASEL III” means (a) the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III:  A global regulatory framework for more resilient banks and banking systems,” “Basel III:  International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated and (b) any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (i) of Section 2.07(d).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) Daily Simple SOFR; or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment;

provided that, if the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)

in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)

in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.07(d).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning ascribed to such term in the preamble to this Agreement.

“Borrower Financial Statements” means the consolidated financial statements of the Borrower dated December 31, 2023 (audited).

“Business Day” means any day, except a day which is a Saturday or a Sunday, on which (a) the Federal Reserve Bank of New York is open for business and (b) commercial lenders in Bogota, Colombia, Toronto, Canada, Hong Kong, Special Administrative Region of China, and New York, New York (United States) are open for domestic and foreign exchange business.

“Capital Adequacy Requirement” means, with respect to any Person, any requirement of law or any regulation affecting the amount of capital required or expected to be maintained by such Person (or the lending office of such Person) or any Person Controlling such Person.

“Capitalized Lease Obligation” means, for any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property (whether real, personal or mixed) acquired or leased (other than leases for transponders) by such Person to the extent such obligations are required to be classified and accounted for as a lease (or any successor classification that results in the reflection of a liability on such Person’s balance sheet) on a balance sheet of such Person under IFRS, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount of such obligations, determined in accordance with the IFRS.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.1

“Colombia” means the Republic of Colombia (República de Colombia).

“Colombian Central Bank” means the Central Bank of Colombia (Banco de la República de Colombia), or any other Governmental Authority of Colombia charged with the responsibility of issuing, managing and controlling legal currency in Colombia and determining Colombian foreign exchange policy.

“Colombian Peso” means the lawful currency of Colombia.

“Commercial Code” means the Colombian Commercial Code (Código de Comercio).

“Commitment” means, for each Lender and on a several basis, the obligation of such Lender to make the Disbursement to the Borrower hereunder in an aggregate principal amount up to but not exceeding the amount set forth opposite such Lender’s name on Schedule 2 hereto.

“Confidential Information” means information that the Borrower furnishes to the Administrative Agent or any Lender in writing in connection with this Agreement, but does not include any such information (a) that is or becomes generally available to the public, (b) that is or becomes available to the Administrative Agent or any Lender from a source other than the Borrower not known to be bound by any confidentiality obligations to the Borrower, (c) that is in the Administrative Agent’s or any Lender’s possession including any such information in respect of which the Administrative Agent or such Lender does not know to be bound by any confidentiality obligations to the Borrower (but in any event excluding any information furnished by the Borrower that is designated as confidential in writing) or (d) is independently developed by the Administrative Agent or any Lender without reference to such information.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternative Base Rate,” the definition of “Business Day,” the definition of “U.S. Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of the Disbursement Request or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.10 and other technical, administrative or operational matters) that the Administrative Agent, in consultation with the Borrower, determines may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the

[1]	NTD: Reference is not needed considering we now have “Treasury Regulations” definition.

administration of any such rate exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Total Assets” means, at any date, the total amount of assets of the Borrower, as of the end of the last period preceding such date for which a balance sheet is prepared and published in accordance with Applicable Law, on a consolidated basis as determined in accordance IFRS.

“Control” means, in relation to any specified Person, (a) holding, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or ownership interests of such specified Person or (b) having the contractual power to designate a majority of the directors of a corporation, or in the case of an unincorporated entity, a majority of the individuals who exercise similar functions of such specified Person (and “Controlled” and “Controlling” shall be construed accordingly).

“Covered Taxes” means, with respect to the Administrative Agent or any Lender, (a) Taxes, other than Excluded Taxes or Other Connection Taxes, imposed by a Taxing Jurisdiction on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“CRD IV” means (a) Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms; and (b) Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, to the extent that Regulation (EU) No 575/2013 and Directive 2013/36/EU implement Basel III.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Defaulting Lender” means, any Lender that (a) has failed to (i) fund all or any of its Proportionate Share of the Disbursement within two (2) Business Days of the Disbursement Date unless such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s determination that one or more of the conditions precedent to the Disbursement (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Administrative Agent in writing that it does not intend to comply with its obligation to make its Proportionate Share of the Disbursement hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund its Proportionate Share of the Disbursement hereunder and states that such position is based on such Lender’s determination that a condition precedent to such Disbursement (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), unless such Lender complies with its obligation to fund on the Disbursement Date or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any insolvency laws, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation of the United States or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Lender.

“Disbursement” has the meaning ascribed to such term in Section 2.01.

“Disbursement Date” means the date of the Disbursement as specified in the Disbursement Request; provided that the Disbursement Date shall be a Business Day no later than the last day of the Availability Period.

“Disbursement Request” has the meaning ascribed to such term in Section 2.02.

“Dollars,” “U.S. Dollars,” or “U.S. $” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA

Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Transferee” means and includes a commercial bank, an insurance company, a mutual fund, a financial institution, or any fund that invests in commercial loans or similar extensions of credit (other than an individual, the Borrower, or any of its Affiliates).

“Erroneous Payment” has the meaning ascribed to such term in Section 10.11(a).

“Erroneous Payment Deficiency Assignment” has the meaning ascribed to such term in Section 10.11(f).

“Erroneous Payment Impacted Class” has the meaning ascribed to such term in Section 10.11(f).

“Erroneous Payment Return Deficiency” has the meaning ascribed to such term in Section 10.11(f).

“Erroneous Payment Subrogation Rights” has the meaning ascribed to such term in Section 10.11(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning ascribed to such term in Section 8.01.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Lender or the Administrative Agent or required to be withheld or deducted from a payment to any Lender or the Administrative Agent, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case (i) imposed as a result of such Lender or Administrative Agent being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office,

(c) Taxes that would not have been imposed but for the Lender’s or the Administrative Agent’s failure to make any disclosure with the relevant taxing authority as required by Applicable Law, unless such Lender or Administrative Agent has reasonably and in good faith determined that any such disclosure would expose it to any material adverse effect, or to provide any reasonably requested documentation and/or certification to the Borrower or any other Person, or (d) any withholding Taxes imposed due to a Lender’s failure to comply with FATCA.

“External Indebtedness” means Indebtedness of the Borrower other than Internal Indebtedness.

“Existing Notes” has the meaning ascribed to such term in Section 2.06(g).

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

“FATCA” means (1) Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current regulations or official interpretations thereof, (2) any treaty, law or regulation of any other jurisdiction or relating to an intergovernmental agreement between the U.S. and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in clause (1) above, and (3) any agreements entered into pursuant to Section 1471(b)(1) of the Code or pursuant to the implementation of any treaty, law or regulation referred to in clause (1) or (2) above with the U.S. Internal Revenue Service, the U.S. government or the government or tax authority of any other jurisdiction.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letters” means (a) the Administrative Agent Fee Letter and (b) the JLAs Fee Letter.

“Floor” means a rate of interest equal to 0%.

“Good Faith Contest” means, with respect to the payment of Taxes or any related claims or liabilities by any Person, the satisfaction of each of the following conditions: (a) the validity or amount thereof is being diligently contested in good faith by such Person by appropriate proceedings timely instituted, (b) in the case of Taxes or related claims and liabilities of the Borrower, the Borrower has established adequate cash reserves with respect to the contested items in accordance with IFRS, (c) during the period of such contest, the enforcement of any contested item is effectively stayed, and (d) such contest or proceedings and any resultant failure to pay or discharge the claimed or assessed amount do not and could not otherwise reasonably expected to result in a Material Adverse Effect.

“Governmental Approval” means any authorization, approval, consent, license, concession, ruling, permit, tariff, rate, certification, order, validation, exemption, waiver, variance, opinion of, or registration, filing or recording with, or report or notice to, any Governmental Authority.

“Governmental Authority” means any national, state, county, city, town, village, municipal or other local governmental department, commission, board, bureau, agency, authority or instrumentality of the United States, Colombia, the United Kingdom, Canada or any other national, multinational or international authority, or any political subdivision of any thereof, and any person exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to any of the foregoing entities, and in each case having jurisdiction over the Persons or matters in question.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards Board, as in effect from time to time, and as interpreted and applied by the Colombian National Accounting Office (Contaduría General de la Nación), on a basis consistent with the Borrower’s operations and reflected in the Borrower’s financial statements.

“Indebtedness” of any Person means, without duplication, (a) any indebtedness of such Person for borrowed money or evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities, (b) obligations to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business and payable within one hundred eighty (180) days, (c) any derivative transaction entered into in connection with, protection against, or benefit from fluctuation in any rate or price (provided that, for the calculation of the value of any derivative transaction, only the net mark-to-market value shall be taken into account), (d) Capitalized Lease Obligations; (e) Indebtedness of others described in clauses (a) through (d) above secured by (or for which the holder thereof has an existing right, contingent or otherwise, to be secured by) a Lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person, (f) any guarantee by such Person of any Indebtedness of others described in the preceding clauses (a) through (d) above, and (g) any amendment, renewal, extension or refunding of any such Indebtedness.

“Indemnitee” has the meaning ascribed to such term in Section 11.08(b).

“Initial Lenders” means each of Itau Chile New York Branch, Bank of America, N.A., JPMorgan Chase Bank, N.A., Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, The Bank of Nova Scotia and Standard Chartered Bank (Hong Kong) Limited.

“Instructions Letter” means the irrevocable instructions letter executed by the Borrower substantially in the form of Annex C.

“Insurance Contract” has the meaning ascribed to such term in Section 11.03(c).

“Interest Determination Date” means the second (2nd) Business Day prior to the commencement of any Interest Period relating to the Loan.

“Interest Payment Date” means, the day on which accrued interest is payable under Section 2.07(a).

“Interest Period” means the Interest Period determined in accordance with Section 2.07(b).

“Internal Indebtedness” means any Indebtedness payable to Colombian residents in Colombian Pesos.

“JLAs Fee Letter” means the fee letter executed on or prior to the date of this Agreement between the Borrower and the Joint Lead Arrangers and Joint Bookrunners.

“Joint Lead Arrangers and Joint Bookrunners” means each of The Bank of Nova Scotia, BBVA Securities Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A., Itau Chile New York Branch and Standard Chartered Bank (Hong Kong) Limited.

“Judgment Currency” has the meaning ascribed to such term in Section 11.09(a).

“Judgment Currency Conversion Date” has the meaning ascribed to such term in Section 11.09(a).

“Lender” (i) prior to a replacement pursuant to Section 2.12 or to an assignment pursuant to Section 11.03(b), means, the Initial Lenders, and (ii) on and after a replacement pursuant to Section 2.12 or an assignment pursuant to Section 11.03(b), means, individually or collectively, as the case may be, the Initial Lenders and/or one or more assignees, who have executed an Assignment and Assumption Agreement and are registered as Lenders by the Administrative Agent in accordance with Section 11.03(e).

“Liabilities” has the meaning ascribed to such term in Section 10.06.

“Lien” means any lien, lease, mortgage, pledge, hypothecation, or other encumbrance or security interest.

“Loan Documents” means this Agreement, the Notes, the Instructions Letter, the Fee Letters and any other document the Borrower may from time to time designate as such with the prior approval of the Ministry of Finance to the extent required under Applicable Law.

“Loan” means, at any time, the aggregate of the outstanding amounts of the Disbursement at such time.  To the extent relating to any particular Lender, references herein to the Loan means the portion of the Loan allocable to such Lender.

“Margin Stock” means “margin stock” as defined in Regulations U and X of the Federal Reserve Board (or any successor thereto), as the same may be modified and supplemented and in effect from time to time.

“Material Adverse Effect” means any event, circumstance, occurrence or condition that, as of any date of determination, results in or otherwise constitutes a material and adverse effect on:  (a) the ability of the Borrower to perform any material obligations under the Loan Documents, (b) the validity or enforceability of any Loan Document or any material provision thereof, or (c) the financial condition, business or operations of the Borrower (taken as a whole for purposes of this clause (c)).

“Material Subsidiary” means a Subsidiary of the Borrower which on any given date of determination accounts for more than 10% of the Borrower’s Consolidated Total Assets.

“Maturity Date” means the five-year anniversary of the Agreement Date, provided that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Ministry of Finance” means the Ministry of Finance and Public Credit of Colombia (Ministerio de Hacienda y Crédito Público).

“Note” means (a) a promissory note issued pursuant to Section 2.06, or (b) any replacement promissory note issued pursuant to this Agreement, in each case, in compliance with the requirements for promissory notes under the Commercial Code (as amended) and any other law or regulation applicable to promissory notes in Colombia.

“Notices” has the meaning ascribed to such term in Section 11.02(a).

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or Administrative Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“Participant Register” has the meaning ascribed to such term in Section 11.03(f).

“Participation” has the meaning ascribed to such term in Section 11.03(c).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Lien” means any of the following:

(a)Liens arising by operation of law, such as merchants’, maritime or other similar Liens arising in the ordinary course of business or Liens in respect of taxes, assessments or other governmental charges that are not yet delinquent or that are being contested in good faith by appropriate proceedings;

(b)Liens arising in the ordinary course of business in connection with Indebtedness maturing not more than one year after the date on which the Indebtedness was originally incurred, and which is related to the financing of export, import or other trade transaction;

(c)Liens resulting from the deposit of funds or evidence of Indebtedness in trust for the purpose of discharging or defeasing Indebtedness of the Borrower or any Material Subsidiary;

(d)Liens on assets or property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Borrower or any Material Subsidiary or becomes a Material Subsidiary; provided that any such Lien is not incurred in contemplation of such merger, consolidation or acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets) and does not secure any property of the Borrower or any Material Subsidiary other than the property and assets subject to such Lien prior to such merger, consolidation or acquisition;

(e)Liens existing as of the date hereof and set forth on Schedule 1;

(f)Liens securing Indebtedness (including in the form of Capitalized Lease Obligations and purchase money Indebtedness) incurred for the purpose of financing the cost (including the cost of design, development, site acquisition, construction, integration, manufacture or acquisition) of real or personal property (tangible or intangible) which is incurred contemporaneously therewith or within one hundred eighty (180) days thereafter; provided that (i) such Liens secure Indebtedness in an amount not in excess of the cost of such property (plus an amount equal to the reasonable fees and expenses incurred in connection with the incurrence of such Indebtedness) and (ii) such Liens do not extend to any property of the Borrower other than the property for which such Indebtedness was incurred;

(g)Liens to secure the performance of statutory and common law obligations, bids, trade contracts, judgments, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(h)Liens to secure debt securities;

(i)Liens granted in favor of the Borrower and/or any Wholly Owned Subsidiary to secure Indebtedness owing to the Borrower or such Wholly Owned Subsidiary;

(j)Legal or equitable encumbrances deemed to exist by reason of the inclusion of customary negative pledge provisions in any financing document of the Borrower or any Subsidiary;

(k)Liens securing Internal Indebtedness;

(l)Liens created in favor of a bank or financial institution which is party to a letter of credit transaction as account party on drafts, bills of lading and other documents which are the subject of such letter of credit transaction;

(m)Liens on cash or cash equivalents to secure obligations under agreements or arrangements referred to in clause (c) of the definition of “Indebtedness”;

(n)Any Lien in respect of Indebtedness representing the extension, refinancing, renewal or replacement (or successive extensions, refinancings, renewals or replacements) of Indebtedness secured by Liens referred to in clauses (b), (c), (d), (e), (f), (g), (h), (i), and (j) above; provided that the principal of the Indebtedness secured thereby does not exceed the principal of the Indebtedness secured thereby immediately prior to such extension, renewal or replacement, plus any accrued and unpaid interest or capitalized interest payable thereon, reasonable fees and expenses incurred in connection therewith, and the amount of any prepayment premium necessary to accomplish any refinancing; provided further, that such extension, renewal or replacement shall be limited to all or a part of the property (or interest therein) subject to the Lien so extended, renewed or replaced (plus improvements and construction of such property);

(o)Pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(p)Easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any of its Subsidiaries;

(q)Liens arising out of government concessions or licenses held by the Borrower or any of its Subsidiaries;

(r)Liens to secure the purchase of, or created in connection with the financing of all or any part of the purchase price or cost of the acquisition, purchase, construction, development, extension, expansion and/or improvement by the Borrower or any of its Subsidiaries of, any assets (or right of interest therein), provided that (i) such Liens cover only such assets (or right or interest therein, as the case may be), or any assets forming part of or connected with such assets (or any right or interest therein), or products or proceeds from such assets, or revenue or profit from such assets or such products or proceeds (or any right or interest therein), or the shares or other ownership interests in any Person substantially all of whose assets consist of such assets, revenue or profit, (ii) such Liens secure no more than the purchase price or other consideration paid for, and/or costs of construction, development, expansion, extension and/or improvement, of such assets (or any right or interest therein), including any financing or refinancing costs associated therewith, and (iii) such Liens granted in connection with any extension, expansion and/or improvement of assets cover only assets other than assets existing at the date of this Agreement;

(s)Liens in respect of Indebtedness the principal amount of which in the aggregate, together with all other Liens not otherwise qualifying as Permitted Liens pursuant to another part of this definition of Permitted Liens, does not exceed 15% of the Borrower’s Consolidated Total Assets at the time of its constitution.  For purposes of this definition, the value of any Lien securing Indebtedness will be computed on the basis of the lesser of (i) the outstanding principal amount of such secured Indebtedness and (ii) the higher of (x) the book value or (y) the Fair Market Value of property securing such Indebtedness; and

(t)Any extension, renewal or replacement of the foregoing.

“Person” means any individual, firm, company, limited liability company, corporation, partnership (including association and whether or not having separate legal personality), joint stock company, trust, unincorporated organization or any other enterprise, or a Governmental Authority.

“Potential Default” means an event that with the lapse of time (including any applicable grace period) or the giving of notice, or both, would become an Event of Default.

“Proportionate Share” means, with respect to each Lender and as of any date of determination:  (a) prior to the end of the Availability Period, the then-current ratio of the sum of such Lender’s unutilized Commitment to the sum of the unutilized Total Commitment at that time; and (b) thereafter, the then-current ratio of the outstanding principal amount of the Loan held by such Lender to the aggregate outstanding principal amount of the Loan under this Agreement.

“Register” has the meaning ascribed to such term in Section 11.03(e).

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulatory Change” means the introduction or change after the date of this Agreement of or in United States or foreign national, state or municipal laws or regulations applicable to the relevant Lender in respect of its obligations hereunder or in the interpretation or administration thereof, or the adoption or making after such date of any directives or requests (whether or not having the force of law) by any United States or foreign national, state, or municipal court or monetary authority, or other Governmental Authority applicable to the relevant

Lender in respect of its Loan; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States, Canada or foreign regulatory authorities, in each case pursuant to Basel III, and (c) CRD IV and any law or regulation that implements or applies CRD IV, shall in each case be deemed to be a “Regulatory Change,” regardless of the date enacted, adopted or issued.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York or any successor thereto.

“Replaced Lender” has the meaning ascribed to such term in Section 2.12(b).

“Replacement Lenders” has the meaning ascribed to such term in Section 2.12(b).

“Required Lenders” means the Lender or Lenders whose Proportionate Shares collectively represent more than 50% of the aggregate amount of the Proportionate Shares of all Lenders; provided that the Proportionate Share of any Defaulting Lender shall be disregarded in determining the Required Lenders at any time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria).

“Sanctioned Person” means, at any time, any Person (a) that is the subject or target of any Sanctions, (b) listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Government of Canada, Japan, the United Nations Security Council, His Majesty’s Treasury of the United Kingdom, the European Union or any EU member state, (c)  operating, organized or resident in a Sanctioned Country or (d)  Controlled by any such Person or Persons (in the aggregate) described in clauses (a), (b) or (c) above.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by U.S. Governmental Authorities (including, but not limited to, those administered by OFAC the U.S. Department of Commerce, and the U.S. Department of State), the United Nations Security Council, the European Union, Canada, Switzerland, Japan, Hong Kong, or His Majesty’s Treasury of the United Kingdom.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Disbursement” means, as to the Disbursement, the SOFR Loans comprising such Disbursement.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (c) of the definition of “Alternative Base Rate”.

“Subsidiary” means, with respect to any Person, any other Person (a) the securities of which having ordinary voting power to elect a majority of the board of directors (or other persons having similar functions) or (b) the other ownership interests of which ordinarily constituting a majority voting interest, are at the time, directly or indirectly, owned or Controlled by such first Person, or by one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Tax” means any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, assessments, deductions or withholdings (including value-added taxes) or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to payments made by or for the Borrower hereunder or under any Loan Document and all interest, penalties or similar liabilities with respect thereto.

“Taxing Jurisdiction” means, with respect to any Lender, any jurisdiction other than (a) a jurisdiction (other than Colombia or New York) through which payments to such Lender by the Borrower under any Loan Document shall be made and (b) the jurisdiction under the laws of which such Lender is organized or established.

“Term SOFR” means,

(a)for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Securities Business Day is not more than three (3) U.S. Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)for any calculation with respect to an Alternative Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Alternative Base Rate Term SOFR Determination Day”) that is two (2) U.S. Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Alternative Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Securities Business Day is not more than three (3) U.S. Securities Business Days prior to such Alternative Base Rate SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent at the direction of the Required Lenders (acting reasonably)).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Commitment” means, on any day, the aggregate Commitments on such day. The aggregate principal amount of the Commitments as of the date hereof is U.S. $1,200,000,000.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“U.S.” or “United States” means the United States of America.

“U.S. Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Wholly Owned” means, with respect to any corporate entity, any Person of which 100% of the outstanding capital stock (other than qualifying shares, if any) having by its terms ordinary voting power (not dependent on the happening of a contingency) to elect the board of directors (or equivalent controlling governing body) of that Person, is at the time owned or Controlled directly or indirectly by that corporate entity, by one or more wholly owned Subsidiaries of that corporate entity or by that corporate entity and one or more wholly owned Subsidiaries.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02.Principles of Construction.

(a)The meanings set forth for defined terms in Section 1.01 or elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined.

(b)Unless otherwise specified, all references in this Agreement to Sections, Annexes, Exhibits, and Schedules are to Sections, Annexes, Exhibits, and Schedules in or to this Agreement.

(c)The headings of the Sections in this Agreement are included for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

(d)Acknowledging that the parties hereto have participated jointly in the negotiation and drafting of this Agreement, if any ambiguity or question of intent or interpretation arises as to any aspect of this Agreement, then this Agreement will be construed as if drafted jointly by each of parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e)References in this Agreement or the Notes to any belief, decision, discretion or other action held, made, determined, exercised or taken by the Administrative Agent or any Lender shall mean any such belief, decision, discretion or other action to be held, made, determined, exercised or taken in good faith to the extent required under the laws of the State of New York.

(f)Any reference herein to “including” shall mean “including without limitation.”

(g)References to any document or agreement, including this Agreement, shall be deemed to include references to such documents or agreements as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein.

(h)Unless the context requires otherwise (i) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (ii) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time or to the successor law or regulation.

1.03.Rates.  The Administrative Agent and each Lender, as applicable, do not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Alternative Base Rate, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Administrative Agent and each Lender, as applicable, and its respective affiliates or other related entities may engage in transactions that affect the calculation of Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Administrative Agent and each Lender, as applicable, may select information sources or services in its reasonable discretion to ascertain Alternative Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service, except in instances of the Administrative Agent’s gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.

Section 2

THE LOAN

2.01.Commitments.  The Lenders severally agree to extend to the Borrower, during the Availability Period, subject to the terms and conditions of this Agreement, Loans in a single disbursement (such extension of Loans by the Lenders, the “Disbursement”) in U.S. Dollars in a principal amount not exceeding the Total Commitment.  Amounts that are repaid or prepaid may not be reborrowed.

2.02.Mechanics for Requesting the Disbursement.  The Disbursement shall be made by the Lenders ratably in accordance with the Proportionate Share of their respective Commitment at such time.  The Borrower shall request the Disbursement in writing by using a request substantially in the form of Annex A hereto (the “Disbursement Request”).  The Disbursement Request shall be irrevocable and binding on the Borrower and shall be given to the Administrative Agent no later than 12:00 p.m. (New York time) three (3) Business Days before the proposed Disbursement Date (or such shorter period as may be agreed by the Administrative Agent acting upon the direction of the Required Lenders).  The Administrative Agent shall promptly provide to each Lender a copy of the Disbursement Request received from the Borrower.

2.03.Funding.

(a)Subject to the terms of this Agreement, each Lender shall make available on the Disbursement Date such Lender’s Proportionate Share of the Disbursement requested in the applicable Disbursement Request in immediately available funds to the Administrative Agent via Fed Wire or SWIFT, to arrive by 1:00 pm New York time on the relevant Disbursement Date to such account as may be notified from time to time by the Administrative Agent to the Lenders in writing.

(b)The Administrative Agent shall immediately transfer (and in any event shall initiate the transfer no later than two hours after receiving all funds from the Lenders in accordance with Section 2.03(a)) the proceeds funded pursuant to Section 2.03(a) in immediately available funds to the Borrower on the same day via Fed Wire or SWIFT to the account designated by the Borrower in the applicable Disbursement Request.

(c)Notwithstanding any provision of this Agreement to the contrary, no Lender shall be required to make its Proportionate Share of the Disbursement hereunder if, as a result thereof, the unutilized and available amount of its Commitment would thereby be exceeded, or the unutilized and available Total Commitment would thereby be exceeded.  The Loan is not revolving in nature; amounts borrowed and repaid or prepaid hereunder in respect of the principal amount of the Loan may not be reborrowed.

(d)The rights and obligations of the Lenders are several and not joint or joint and several.  The failure of a Lender to fund its Proportionate Share of the Disbursement shall not relieve any other Lender of its obligation under this Agreement to fund its Proportionate Share of the Disbursement on the Disbursement Date.  The failure by any Lender to perform its obligations hereunder shall not affect the obligations of the Borrower towards any other party hereto nor shall any Lender or the Administrative Agent be responsible for the failure of any other Lender to advance its Proportionate Share of the Disbursement.

2.04.Minimum Amounts for the Disbursement.  The aggregate Disbursement under this Agreement made on the Disbursement Date shall be in an amount sufficient to pay or prepay in full the outstanding principal amount of the loans under the 2021 Loan Agreement.

2.05.Termination and Reduction of Commitments.  The Borrower may terminate the unutilized Total Commitment, or reduce the amount thereof, by giving irrevocable written notice to the Administrative Agent not later than 5:00 P.M. on the third (3rd) Business Day prior to the date of such termination or reduction, provided reductions of the unutilized Total Commitment shall be apportioned among the Lenders and shall reduce each Lender’s unutilized Commitment according to such Lender’s ratable share of the unutilized Total Commitment and shall be in the amount of U.S. $5,000,000 or in integral multiples of U.S. $1,000,000 in excess thereof.  Each Lender’s Commitment and the total Commitment will be reduced to zero at the close of business of the last day of the Availability Period.

2.06.Notes.

(a)The Borrower’s obligation to pay the principal of and interest on the Loan to the Lenders shall be evidenced by a blank promissory note substantially in the form of Annex B (each, a “Note”).  Each Note shall be valid and enforceable as to its principal amount at any time only to the extent of the amount disbursed and outstanding under the Loan evidenced thereby; and, as to interest, only to the extent of the interest accrued and unpaid thereon.  Each Note shall be (i) payable to a Lender, (ii) dated the Disbursement Date and (iii) payable at the date referred to in the corresponding Instructions Letter. On the Disbursement Date, the Borrower shall provide to each Lender (i) a duly executed Note for such Lender and (ii) a duly executed Instructions Letter substantially in the form of Annex C, pursuant to which the Borrower authorizes such Lender to complete its Note issued in accordance with this Section 2.06.

(b)In case of loss, theft, partial or complete destruction or mutilation of a Note, the affected Lender shall be entitled to request to the Borrower, and the Borrower shall promptly (but in any event within ten (10) Business Days of such notice) execute and deliver to such Lender in lieu thereof a new Note, dated the same date as the lost, stolen, destroyed or mutilated Note, in replacement of the Note; provided that, in the case of any mutilated Note, such mutilated Note shall be returned to the Borrower. Each Lender shall, prior to delivery of any replacement Note by the Borrower also comply with the procedures established by the relevant provisions of Section III of Chapter VI of Title III of the Third Book of the Commercial Code and by Article 398 of Law 1564 of 2012 (Código General del Proceso) or any other Applicable Law in connection with the case of loss, theft, partial or complete destruction or mutilation of a Note. In the event that any lost or stolen Note is subsequently found, such Lender shall cancel such Note and deliver such cancelled Note to the Borrower; provided further that the Borrower shall have already delivered a substitute Note to the relevant Lender.  In the event of execution and delivery of a new Note as contemplated by this clause (b), such Lender shall reimburse and indemnify the Borrower for and against any and all direct liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Borrower as a result of any negotiation with, or presentation by, any Person for collection of any sums due under or with respect to such Lender’s original Note being lost or stolen, excluding any such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements caused by the Borrower.

All replacement Notes issued in connection with this Agreement shall be signed by an Authorized Officer of the Borrower.

(c)The payment of any part of the principal of any such Note shall discharge the obligation of the Borrower under this Agreement to pay the portion of the principal of the Loan evidenced by such Note pro tanto, and the payment of any principal of the Loan in accordance with the terms hereof shall discharge the obligations of the Borrower under the Notes evidencing the Loan pro tanto.

(d)Upon discharge of all obligations of the Borrower under the Loan, the Lenders shall cancel all the Notes and promptly return them to the Borrower.

(e)The Notes shall only be sold, assigned or transferred in accordance with the provisions of this Agreement and Applicable Law.

(f)Each Lender agrees and covenants that it will fill the blank spaces left in any Note in accordance with the corresponding Instructions Letter.  Each Lender further agrees and covenants that it will not complete or seek enforcement of its Notes other than in accordance with the instructions set forth in the corresponding Instructions Letter.

(g)In the case of a permitted assignment pursuant to Section 11.03, (i) if requested by the assignee and if any such assignment is of the aggregate Disbursement amount(s) held by the assigning Lender, the Lender shall deliver to the assignee, concurrently with the execution and delivery by the Borrower to the Administrative Agent of the new Notes in the manner contemplated in clause (ii) below, the Note held by such assigning Lender evidencing the Proportionate Share portion of the Disbursement (for any assigning Lender, together with the related Instructions Letter, the “Existing Notes” of such assigning Lender) and (ii) if requested by the assigning Lender or the relevant assignee, the Administrative Agent shall as promptly as reasonably practicable request that the Borrower, and the Borrower hereby agrees to execute and deliver as promptly as reasonably practicable a new Note or Notes (together with the related Instructions Letter) to such assigning Lender (if applicable) and such assignee, evidencing the Disbursement held by such assigning Lender (if applicable) and such assignee (in exchange for Existing Notes to the extent such assignment is of the aggregate amount of the Disbursement held by the assigning Lender).

2.07.Interest.

(a)Interest.

(i)The Borrower agrees to pay interest in respect of the unpaid principal amount of the Disbursement from the Disbursement Date until the principal amount of the Disbursement is repaid in full, at a rate per annum equal to Term SOFR for each relevant Interest Period plus the Applicable Margin.

(ii)To the extent permitted by law, interest on any due and unpaid amounts of principal or interest in respect of the Loan shall bear interest at a rate per annum equal to the rate which is 2.0% in excess of the rate borne by the Loan immediately prior to the respective payment default.  The parties hereto acknowledge that, as of the Agreement

Date, the payment of interest on interest (as described in this Section 2.07(a)(ii)), including default interest, is prohibited under Colombian law as currently in effect, subject to applicability of the rules set forth in Article 886 of the Commercial Code, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

(iii)Interest in respect of the Loan shall be payable in arrears commencing on the date which is the sixth month anniversary of the Disbursement Date and continuing on each sixth month anniversary thereof until the Maturity Date and on the Maturity Date (each, an “Interest Payment Date”), and upon the payment or prepayment of principal of the Loan (but only on the amount paid or prepaid); provided that (1) if any Interest Payment Date would fall on a day that is not a Business Day, such Interest Payment Date shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next succeeding calendar month, in which case such Interest Payment Date shall be the preceding Business Day, and (2) if any Interest Payment Date would otherwise fall after the Maturity Date, such Interest Payment Date shall be the Maturity Date.  For the avoidance of doubt, the initial Interest Period shall commence on (and include) the Disbursement Date and end on (but exclude) the immediately succeeding Interest Payment Date, and, thereafter, each Interest Period shall commence on (and include) the immediately preceding Interest Payment Date and shall end on (but exclude) the immediately succeeding Interest Payment Date.

(iv)All computations of interest hereunder shall be made on the actual number of days elapsed over a year of 360 days.

(v)On each Periodic Term SOFR Determination Day or Alternative Base Rate Term SOFR Determination Day, as applicable, the Administrative Agent shall determine Term SOFR for the relevant Interest Period and shall promptly notify the Borrower and the Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(vi)In connection with the use or administration of Term SOFR, the Administrative Agent (in consultation with the Borrower) will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, subject to Section 11.06, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.  In connection with the implementation of any Conforming Changes, any reasonable discretion required to be exercised by the Administrative Agent shall be exercised after giving due consideration to the recommendations by the Relevant Governmental Body and any evolving or then-prevailing market conventions, in each case as appropriate and not with a view to obtaining a commercial advantage for the Lenders; provided, that none of the Administrative Agent or any Lender can represent, guarantee, warrant or accept any responsibility for, and shall not have any liability with respect to, the effect, implementation or composition of any Conforming Changes pursuant to this Section 2.07(a)(vi), including without limitation, whether the effect, implementation or composition of such Conforming Changes will produce the same value or economic equivalence of the interest rate applicable to the Loans or have the same volume or liquidity as it did prior to the implementation of such Conforming Changes.

(vii)In no event shall the interest applicable under this Agreement exceed the interest rate limits set forth by Applicable Law, including but not limited to, the regulations set forth by the Colombian Central Bank for loans to state-owned entities. Upon obtaining actual knowledge thereof, the Borrower shall notify the Administrative Agent of whether any interest rate determined by the Administrative Agent and notified to the Borrower is not in compliance with this Section 2.07(a)(vii), it being agreed that failure to deliver such notice shall not constitute a waiver of any right of the Borrower hereunder or be deemed an agreement by the Borrower to an interest rate that exceed the interest rate limits set forth by Applicable Law, including but not limited to, the regulations set forth by the Colombian Central Bank for loans to state-owned entities.

(b)Interest Periods.  Subject to Section 2.07(a)(iii), each Interest Period shall be a six-month period; provided that:

(i)(a) the initial Interest Period shall commence on the Disbursement Date and end on the first Interest Payment Date thereafter; and (b) each Interest Period occurring after the initial Interest Period shall commence on the day on which the next preceding Interest Period therefor expires; and

(ii)the final Interest Period shall end on the Maturity Date.

(c)Inability to Determine Rates.  Subject to Section 2.07(d), if, on or prior to the first day of any Interest Period for any SOFR Loan:

(i)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof;

(ii)the Required Lenders determine that for any reason in connection with any request for a SOFR Loan or a conversion thereto or a continuation thereof that Term SOFR for any requested Interest Period with respect to a proposed SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or

(iii)the Administrative Agent (acting at the instructions of the Required Lenders) has determined that the implementation of Conforming Changes is required to permit the use and administration of the Benchmark and this Agreement has not been amended to incorporate such Conforming Changes;

then, the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Alternative Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until, with respect to clause (i) and (ii) above, the Administrative Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice or, with respect to clause (iii) above, this Agreement is amended in order to incorporate the relevant Conforming Changes.  Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Alternative Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Alternative Base Rate Loans at the end of the applicable Interest Period.  Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to this Section 2.07(c).  Subject to Section 2.07(d), if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Alternative Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “Alternative Base Rate” until the Administrative Agent revokes such determination.

(d)Benchmark Replacement Setting.

(i)Benchmark Replacement.  Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.  If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document (but subject to Section 11.06), any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document, it being understood that in no event shall the interest rate as provided above exceed the interest rate limits set forth by the Colombian Central Bank for loans to state-owned entities. When making a decision with respect to Conforming Changes the Administrative Agent shall give due consideration to recommendations by the Relevant Governmental Body and any evolving or then-prevailing market conventions, in each case as appropriate and as set forth in this definition of Conforming Changes and the related defined terms used therein, and not with a view to obtaining a commercial advantage for the Lenders; provided, that none of the Administrative Agent or any Lender can represent, guarantee, warrant or accept any responsibility for, and shall not have any liability with respect to, the effect, implementation or composition of any Conforming Changes pursuant to this Section 2.07(d)(ii), including without limitation, whether the effect, implementation or composition of such Conforming Changes will produce the same value or economic equivalence of the interest rate applicable to the Loans or have the same volume or liquidity as it did prior to the implementation of such Conforming Changes.

(iii)The Administrative Agent will promptly notify the Borrower and the Lenders of (x) the implementation of any Benchmark Replacement and (y) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Administrative Agent will notify the Borrower of (A) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.07(d)(iv) and (B) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.07(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.07(d).

(iv)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (x) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (y) if a tenor that was removed pursuant to clause (x) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent  may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Disbursement of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Disbursement of or conversion to Alternative Base Rate Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternative Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternative Base Rate.

2.08.Fees.

(a)The Borrower agrees to pay to the Joint Lead Arrangers and Joint Bookrunners and to the Administrative Agent, as applicable, in Dollars, any and all fees payable in the amounts and at the times set forth in the JLAs Fee Letter and the Administrative Agent Fee Letter, respectively. All fees payable hereunder, under the Fee Letters and under the other Loan Documents shall be paid on the dates due, in immediately available funds, to the Joint Lead Arrangers and Joint Bookrunners for amounts payable pursuant to the JLAs Fee Letter and to the Administrative Agent for amounts payable to the Administrative Agent pursuant to the Administrative Fee Letter. Fees paid in accordance with this Agreement, the Fee Letters and the other Loan Documents shall not be refundable under any circumstances, unless otherwise set forth in the relevant Fee Letter.

(b)The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee, accruing from the Agreement Date through and including the last day of the Availability Period, at a rate per annum equal to 0.90% on the daily average amount of the unused and uncancelled portion of the Commitment of such Lender, payable  in arrears on the date on which the Availability Period terminates; provided that, no commitment fees shall accrue or be payable in respect of the unused and uncancelled portion of the Commitment that is used for the funding of the Disbursement so long as (i) the Disbursement Request with respect to the Commitment is delivered to the Administrative Agent in accordance with Section 2.02 on the Agreement Date and (ii) the disbursement of the Disbursement occurs within three (3) Business Days following the Agreement Date; provided, further, that, any commitment fee accrued with respect to any of the unused Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no commitment fee shall accrue on any of the unused Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

2.09.Additional or Increased Costs.

(a)If, due to any Regulatory Change that:  (i) changes the basis of taxation of any amounts payable to any Lender (other than (A) Covered Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (C) Connection Income Taxes); (ii) imposes, modifies or holds applicable any reserve, special deposit, deposit insurance or similar requirement, including any compulsory loan requirement, insurance charge or other assessment (other than, for any period for which such Lender is subject to a Capital Adequacy Requirement, the reserves against “Eurocurrency liabilities” under Regulation D of the Federal Reserve Board) against assets of, deposits with or for the account of, or Loan extended by, such Lender; or (iii) imposes any other condition affecting this Agreement or the Note held by such Lender, and the effect of any of the foregoing is to increase the cost to such Lender of making its Disbursement or maintaining its proportion of the Loan or to reduce any amount received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower shall from time to time, upon written demand by such Lender, pay to the Administrative Agent for the benefit of such Lender, additional amounts sufficient to compensate such Lender for such increased cost or reduction suffered.

(b)Each demand for payment by a Lender under this Section 2.09 shall be accompanied by a certificate showing in reasonable detail the basis for the calculation of the amounts demanded in good faith, which certificate, in the absence of manifest error, shall be conclusive and binding for all purposes. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) Business Days after receipt thereof.

(c)No Lender shall be entitled to demand or be compensated for any additional amounts under this Section 2.09 (i) to the extent that such additional amounts relate to any period of time more than one hundred eighty (180) days prior to the date upon which such Lender first notifies the Borrower of such additional amounts, or (ii) if such Lender is causing the incremental cost to be incurred for a reason not provided for in Section 2.09(a) above.

(d)If the Borrower is required to pay any amount to a Lender pursuant to this Section 2.09, it may prepay the portion of the Loan held by such Lender in accordance with Section 3.02.  Notwithstanding anything to the contrary herein, the provisions of Sections 3.03(b) and 3.03(c) shall not apply to any such prepayment.

2.10.Breakage Costs, Other Expenses and Losses.  The Borrower agrees to compensate any Lender, promptly upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable and documented losses, expenses and liabilities which such Lender may sustain (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Proportionate Share of the Disbursement, but excluding any loss of anticipated profits) if: (i) the Borrower fails to borrow in accordance with a Disbursement Request, (ii) the Borrower fails to make a voluntary prepayment of the Loan on an Interest Payment Date therefor in accordance with a prepayment notice given pursuant to Section 3.02, (iii) the Borrower otherwise prepays the Loan on any date other than an Interest Payment Date therefor, or (iv) the assignment of a Loan by a Lender pursuant to a request by the Borrower pursuant to Section 2.12 shall occur on a day other than an Interest Payment Date. Each Lender’s calculation of the amount of compensation owing pursuant to this Section 2.10 shall be made in good faith and in a commercially reasonable manner.  A Lender’s basis for requesting compensation pursuant to this Section 2.10 and a Lender’s calculation of the amount thereof made in accordance with the requirements of this Section 2.10 shall, absent manifest error, be final and conclusive and binding on all parties hereto.  The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within twenty (20) Business Days after receipt thereof.

2.11.Illegality.  Notwithstanding any other provision herein, if after the Agreement Date the adoption of or any change in any Applicable Law or in the interpretation or application thereof by a competent Governmental Authority shall make it unlawful for any Lender to make its Proportionate Share of the Disbursement or maintain its portion of the Loan as contemplated by this Agreement and the Notes, such Lender shall give notice thereof to the Administrative Agent and the Borrower describing in reasonable detail the relevant provisions of such Applicable Law, following which (a) the Commitment of such Lender shall forthwith be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances causing such suspension no longer exist and (b) if such Applicable Law shall so mandate, such Lender’s portion of the Loan then outstanding shall be prepaid by the Borrower on or before the date required and permitted by Applicable Law, together with all accrued interest thereon (unless actions taken pursuant to Section 2.12 shall make such prepayment unnecessary).

2.12.Lender Replacement.

(a)(i) Upon the occurrence of any event giving rise to the operation of Section 2.09 with respect to any Lender that results in such Lender charging to the Borrower additional or increased costs, (ii) upon any adoption or change of the type described in Section 2.11, or (iii) the Borrower being required to pay Covered Taxes or additional amounts to any Lender or any Governmental Authority pursuant to Section 4.01, then such Lender shall use reasonable efforts to designate a different lending office for funding its Proportionate Share of its Disbursement or booking its Proportionate Share of the Loan hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Sections 2.09 or 4.01, as the case may be, in the future, or would eliminate or reduce the effect of any adoption or change described in Section 2.11 or would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)(i) Upon the occurrence of any event giving rise to the operation of Section 2.09 with respect to any Lender that results in such Lender charging to the Borrower additional or increased costs, (ii) upon any adoption or change of the type described in Section 2.11, (iii) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as provided in Section 11.06(b), or (iv) the Borrower being required to pay Covered Taxes or additional amounts to any Lender or any Governmental Authority pursuant to Section 4, the Borrower shall have the right at its sole expense and effort, if (A) no Event of Default then exists or would exist after giving effect to such replacement, (B) in the case of any such assignment resulting from a claim for compensation under Section 2.09 or payments required to be made pursuant to Section 4, such assignment will result in a reduction in such compensation or payments and (C) in the case of any such assignment resulting from any adoption or change of the type described in Section 2.11, such assignment would eliminate or reduce the effect of any adoption or change described in Section 2.11, to replace such Lender (the “Replaced Lender”) with one or more Eligible Transferees (collectively, the “Replacement Lenders”); provided that, at the time of any replacement pursuant to this Section 2.12, each Replacement Lender shall enter into an Assignment and Assumption Agreement pursuant to Section 11.03(b)(ii), pursuant to which the Replacement Lender shall acquire the applicable portion of the Loan due to the Replaced Lender, and shall pay to the Replaced Lender in respect thereof an amount equal to the principal of, and all accrued interest on, the acquired portion of the Loan of the Replaced Lender plus all other amounts payable to Replaced Lender hereunder.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)Upon the execution of the respective Assignment and Assumption Agreement, the payment of any applicable amount referred to in the proviso to Section 2.12(b), recordation of the assignment on the Register by the Administrative Agent pursuant to Section 11.03(e) and delivery to the Replacement Lender(s) of the appropriate Note(s) executed by the Borrower, each Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, but shall continue to be entitled to any amounts that have accrued and remain unpaid prior to such assignment under Section 2.09, 2.10, Section 4 and the indemnification provisions under Sections 10.06 and 11.08 of this Agreement, each of which shall survive as to such Replaced Lender.

Section 3

PAYMENTS

3.01.Repayment; Time and Manner.  The outstanding principal amount of the Loan shall be due and payable, and shall be unconditionally repaid by the Borrower to the Administrative Agent for the benefit of the Lenders in one installment, to be made on the Maturity Date.

3.02.Prepayment.  The Borrower may from time to time, without premium or penalty, prepay all or any part of the Loan on any Interest Payment Date; provided, however, that: (a) any partial prepayment shall be in a minimum principal amount of U.S. $5,000,000, or a multiple of U.S. $1,000,000 in excess thereof, or the entire principal amount thereof; (b) the Borrower shall have given the Administrative Agent at least five (5) Business Days’ prior written notice of the proposed prepayment date and the amount of principal to be prepaid (which notice shall be irrevocable); and (c) the Borrower shall have paid in full all amounts then due under this Agreement as of such prepayment date, including interest which has accrued to the prepayment date on the amount being prepaid and any amounts due under Section 2.10.

3.03.Payments; Pro Rata Treatment.

(a)The Borrower shall make each payment hereunder or under any Note (including principal and interest) without set-off or counterclaim and not later than 12:00 p.m. (New York time) on the day when due, in Dollars, to the Administrative Agent by wire-transfer to an account outside of Colombia specified by the Administrative Agent in writing at least three (3) Business Days prior to the applicable payment date, in immediately available funds.  Payments received by the Administrative Agent after 1:00 p.m. (New York time) on any Business Day shall be deemed to be received on the next Business Day.

(b)The Administrative Agent agrees that, promptly after its receipt of any payment from or on behalf of the Borrower pursuant to Section 3.03(a) above, it shall (except as otherwise expressly provided in this Agreement) distribute such payment to the Lenders (unless it has consented in writing to waive its pro rata share of such payment) pro rata based upon its respective share in the Loan, if any, of the obligations with respect to which such payment was received, provided that this clause (b) shall not apply to payments or prepayments to the Lender in connection with a claim under Sections 2.09, 2.10, 2.11 or Section 4.  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward the fees, expenses and indemnities of the Administrative Agent under the Loan Documents; (ii) second, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and then due to such parties.

(c)If any Lender shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under this Agreement or any Note, receive payment of the aggregate amount of principal or interest then due and owing to such Lender which is greater than the proportion due to such Lender, then such Lender receiving such proportionately greater payment shall (i) notify the Administrative Agent and each other Lender of the receipt of such payment and (ii) purchase (for cash at face value) Participations in the Loan of other Lenders in accordance with Section 11.03(c) to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loan; provided that (i) if any such Participations are purchased and all or any portion of the payment giving rise thereto is recovered, such Participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a Participation in its Loan to any assignee or participant.  The

Borrower consents to the foregoing.  This clause (c) shall not apply to payments or prepayments to any Lender in connection with a claim under Sections 2.09, 2.10, 2.11 or Section 4.

3.04.Extension of Payment Dates.  Unless otherwise provided herein, whenever any payment to the Administrative Agent or the Lenders under this Agreement or any Note shall be due (other than by reason of acceleration) on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day.

Section 4

TAXES

4.01.Covered Taxes.

(a)Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law.  If the Borrower shall be required by Applicable Law to withhold or deduct any Taxes from or in respect of any such sum payable to or for the benefit of the Administrative Agent or any Lender, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant taxing authority or other Governmental Authority in accordance with Applicable Law and, if such Tax is a Covered Tax imposed by a Taxing Jurisdiction, then the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.01) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made. For the avoidance of doubt, neither the Lenders nor the Administrative Agent will claim a higher amount under the Note for deduction or withholding for any taxes other than Covered Taxes.  For Colombian income tax purposes, the Borrower represents that this Agreement is deemed as public foreign indebtedness.

(b)The Borrower shall indemnify each Lender and/or the Administrative Agent for the full amount of Covered Taxes imposed by a Taxing Jurisdiction or other Governmental Authority that are payable or paid by such Lender or the Administrative Agent (including any Covered Taxes imposed by a Taxing Jurisdiction on amounts payable under this Section 4.01 arising therefrom or with respect thereto), whether or not such Covered Taxes were correctly or legally asserted. Each Lender or the Administrative Agent shall give notice to the Borrower of the assertion of any claim against such Lender or the Administrative Agent relating to its Covered Taxes as promptly as possible (and in any event within thirty (30) days) after receipt of formal written notice of such assertion; provided that failure by a Lender or the Administrative Agent to provide any such notice within ninety (90) days shall relieve Borrower of its obligation to indemnify the Lenders or the Administrative Agent pursuant to this Section 4.01. Within ten (10) Business Days of receipt of any such notice from a Lender or the Administrative Agent, the Borrower shall either:

(i)advise such Lender or the Administrative Agent that it intends to indemnify such Lender or the Administrative Agent in respect of such Covered Taxes pursuant to this paragraph (b), in which case it shall promptly indemnify in respect of such amounts, or

(ii)advise such Lender or the Administrative Agent that it intends to commence a Good Faith Contest with respect to such Covered Taxes at the Borrower’s sole cost and expense, in which case it shall promptly commence such Good Faith Contest.

(c)Except to the extent of any Good Faith Contest with respect to Covered Taxes, an indemnity made by the Borrower pursuant to this indemnification shall be made within twenty (20) Business Days after the date the relevant Lender makes written demand therefor, which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof. If the Borrower shall have commenced a Good Faith Contest with respect to any such Covered Taxes and no indemnity payment has been made to the Lender, and such Covered Taxes are ultimately determined to be payable by the relevant Lender in a final judicial proceeding or otherwise, the Borrower shall indemnify such Lender or the Administrative Agent for such Covered Taxes and for any other liability including penalties and interest charged by the relevant taxing authority arising therefrom or with respect thereto.

(d)Within ten (10) days after the date of any indemnification of Covered Taxes by the Borrower, the Borrower shall furnish to the Lender or the Administrative Agent the original or a certified copy of a receipt evidencing indemnification thereof or, if later, promptly after the date on which it receives such receipt and the Borrower shall promptly furnish to the Lender or the Administrative Agent any other information, documents and receipts that the Lender or the Administrative Agent may from time to time reasonably request to establish to its satisfaction that full and timely indemnification has been made of all Covered Taxes required to be indemnified under this Section 4.01.

(e)If the Administrative Agent or any Lender determines in good faith that it has finally and irrevocably received or been granted a refund in respect of any Covered Taxes as to which indemnification has been made by the Borrower pursuant to this Section 4.01, it shall, within ten (10) days after the date the Administrative Agent or any Lender has received or been granted a refund, remit such refund (including any interest received in respect thereof from the relevant Governmental Authority), net of all reasonable Taxes and out-of-pocket costs and expenses payable as a result thereof, to the Borrower; provided, that the Borrower agrees to promptly return any such refund to the Administrative Agent or the relevant Lender in the event the Administrative Agent or such Lender is required to repay such refund to the relevant taxing authority. The Administrative Agent and the relevant Lender shall provide the Borrower with a copy of any notice of assessment (or any similar documentation) from the relevant taxing authority (redacting any unrelated Confidential Information contained therein) requiring repayment of such refund. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(f)If the Administrative Agent or any Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, the Administrative Agent or any Lender, if reasonably requested by the Borrower or the

Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  The Administrative Agent and each Lender agree that if any form or certification they previously delivered expires or becomes obsolete or inaccurate in any respect, they shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of their legal inability to do so.  Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(g)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Notwithstanding the foregoing, no Lender or Participant shall be required to deliver any form or other document under Sections 4.01(f) and (g) above that it is not legally entitled to deliver.

(i)Each party's obligations under this Section 4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 5

CONDITIONS PRECEDENT

5.01.Conditions Precedent on the Agreement Date.

The obligations of the Lenders under this Agreement shall be subject to the Administrative Agent’s confirmation of satisfaction (or waiver by the Administrative Agent acting on the instruction of the Lenders) of each of the following conditions precedent on or before the Agreement Date:

(a)This Agreement.  This Agreement shall have been duly authorized, fully executed and delivered by the parties hereto, shall be in full force and effect and originals shall have been delivered to the Administrative Agent.

(b)Existence and Authority.  The Administrative Agent shall have received a certificate signed by an Authorized Officer of the Borrower, dated as of the Agreement Date, substantially in the form of Annex D, with respect to (i) the authority of the Borrower to execute, deliver, perform and observe the terms and conditions of the Loan Documents; (ii) the identity, authority and capacity (including specimen signatures) for each Person who, on behalf of the Borrower, signed any Loan Document; and (iii) the Borrower’s valid existence under the laws of Colombia.

(c)Governmental Approvals.  The Administrative Agent shall have received copies, certified as true, correct and complete copies by an Authorized Officer of the Borrower, of each consent, license, authorization or approval of, and exemption by, any Governmental Authority, including an authorization to execute this Agreement issued by means of a Resolution rendered by the General Directorate of Public Credit and National Treasury (Dirección General de Crédito Público y Tesoro Nacional) of the Ministry of Finance (Articles 2.2.1.1.2, 2.2.1.4.2, 2.2.1.4.4 and 2.2.1.4.5 of Decree 1068 of 2015,  as amended, modified or supplemented from time to time), which has been granted and is referred to in Recital D of this Agreement,  as evidenced by the publication of the Resolution in the Official Diary, which was satisfied pursuant to article 18 of Law 185 of 1995 (as amended, modified or supplemented from time to time) (other than those referenced in Section 5.02(c)): (i) for the execution, delivery, performance, and observance by the Borrower of the Loan Documents, including all approvals, if any, relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect, and enforceability of the Loan Documents, and each of the foregoing shall be in full force and effect.

(d)Legal Opinions.  The Administrative Agent shall have received opinions dated as of the Agreement Date of (i) Gómez-Pinzón Abogados S.A.S., Colombian counsel to the Lenders, (ii) Brigard & Urrutia S.A.S., Colombian counsel to the Borrower, (iii) Shearman & Sterling LLP, New York counsel to the Borrower and (iv) Milbank LLP, New York counsel to the Lenders and, in each case, covering such matters as are reasonably agreed between applicable counsel to the Lenders and the counsel delivering such opinion and addressed to the Lenders and the Administrative Agent and reasonably acceptable to the Lenders.

(e)Appointment of Process Agent.  The Administrative Agent shall have received delivery of evidence that (i) the Borrower has irrevocably appointed as its agent for service of process the Person or Persons so specified in Section 9.03, and (ii) the designated agent has accepted the appointment (and been paid in full by the Borrower) for a term extending at least one year beyond the Maturity Date and has agreed to forward forthwith to the Borrower all legal process addressed to the Borrower that is received by such agent.

(f)Fee Letters.  The Administrative Agent shall have received (i) a copy of each Fee Letter duly executed and delivered by the parties thereto and (ii) evidence of payment of fees then due and payable as of the Agreement Date pursuant to the Fee Letters.

(g)Borrower Financial Statements.  The Administrative Agent shall have received copies of the Borrower Financial Statements.

(h)KYC.  To the extent requested at least three (3) Business Days prior to the date hereof by the Administrative Agent or any Lender, the Administrative Agent or such Lender, as the case may be, shall have received (i) such requested documents required to comply with their respective “know your customer” procedures and (ii) if applicable, a Beneficial Ownership Certification in relation to the Borrower and each Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

5.02.Additional Conditions Precedent to the Disbursement.  The obligation of the Lenders to make the Disbursement, shall be subject to the Administrative Agent’s confirmation of satisfaction or waiver (in each case acting on the instruction of the Required Lenders (or, in the case of conditions (d) and (f) below, all the Lenders)) with notice to the Borrower and the Lenders, prior to the making of the Disbursement, of each of the following conditions precedent:

(a)No Event of Default.  No Event of Default or Potential Default shall be continuing both before and immediately after giving effect to the aggregate amounts of the Disbursement and the application of the proceeds thereof.

(b)Disbursement Request.  The Administrative Agent shall have received a duly executed and completed Disbursement Request.

(c)Governmental Registrations and Opinions.

(i)The Administrative Agent shall have received evidence that the Agreement has been filed, registered and/or published (as applicable) with the appropriate authorities in Colombia, if such filing, registration and/or publication is required under Applicable Law2; and

(ii)The Administrative Agent shall have received copies, certified as true, correct and complete copies by an Authorized Officer of the Borrower, of the filing of this Agreement before the Colombian Central Bank as External Indebtedness by means of filing an “Informe de Crédito Externo Otorgado a Residentes” or the applicable External Indebtedness report.

(d)Note.  Each Lender shall have received a duly executed Note and an Instructions Letter for each Lender issued in accordance with Section 2.06.

[2]

GP Note: We deleted this language since such registrations can only be made after disbursement has occurred and the delivery of evidence of such registrations is included as a covenant of the Borrower under Section 7.01(d)(ii).

(e)Representations and Warranties.  The representations and warranties made by the Borrower in this Agreement shall be true and correct in all material respects on and as of the Disbursement Date for such Disbursement both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Disbursement, in which case such representations and warranties shall be true and correct in all material respects on and as of such specific date; provided that (i) representations and warranties qualified as to materiality shall be true and correct in all respects as of such date and (ii) for purposes of the representations and warranties contained in Section 6.01(i) (Borrower Financial Statements) shall be deemed to refer to the most recent statements furnished pursuant to Section 7.01(b).

(f)Use of Proceeds.  The Borrower shall have delivered to the Administrative Agent irrevocable instructions or made arrangements reasonably satisfactory to all the Lenders for the application of the proceeds of the Disbursement on the applicable Disbursement Date for the prepayment of all the outstanding principal amount of the loans under the 2021 Loan Agreement.

Section 6

REPRESENTATIONS AND WARRANTIES

6.01.Representations and Warranties of the Borrower.  The Borrower represents and warrants, as of the Agreement Date and as of the Disbursement Date, that:

(a)Existence and Authority.  The Borrower is duly organized and validly existing under the laws of Colombia, has all requisite power, authority and legal right to own its property and carry on its business as now conducted, and has taken all actions necessary to authorize it to execute, deliver, perform, and observe the terms and conditions of the Loan Documents.

(b)Governmental Approvals.  All consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary:  (i) for the execution, delivery, performance and observance by the Borrower of the Loan Documents, including approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect and enforceability of the Loan Documents, have, in each case, been obtained and are in full force and effect, as set forth in Section 5.01(c) and 5.02(c).

(c)Recordation.  To ensure the legality, validity, enforceability, priority or admissibility in evidence in Colombia of any of the Loan Documents, it is not necessary that any of the Loan Documents be registered, recorded, enrolled or otherwise filed with any court or Governmental Authority, except as set forth in Section 5 hereof, or be notarized; or that any documentary, stamp or other similar tax, imposition or charge of any kind be paid on or in respect of any of the Loan Documents.

(d)Restrictions.  The execution, delivery and performance or observance by the Borrower of the terms of, and consummation by the Borrower of the transactions contemplated by, this Agreement do not and will not conflict with or result in a breach or violation of:  (i) the Estatutos Sociales of the Borrower; (ii) any law of Colombia or any other ordinance, decree, constitutional provision, regulation or other requirement of any Governmental Authority in effect as of the date on which this representation is made; or (iii) any order, writ, injunction, judgment, decree or award of any court or other tribunal.  Further, the Borrower’s execution and delivery of the Loan Documents, the performance and observance of its obligations thereunder, and the consummation of the transactions contemplated by this Agreement do not and will not conflict in any material respect with or result in a material breach of any material agreement or instrument to which the Borrower is a party or to which it or any of its revenues, properties or assets may be subject, or result in the creation or imposition of any Lien upon any of the revenues, properties or assets of the Borrower pursuant to any such material agreement or instrument.

(e)Binding Effect and Ranking.  The Borrower has duly executed and delivered each Loan Document on or before the Agreement Date, other than the Note which will be delivered to the Lenders on the date of the Disbursement Date.  Each Loan Document constitutes a direct, general, and unconditional obligation of the Borrower that is legal, valid, and binding upon the Borrower and enforceable against the Borrower in accordance with its respective terms, except as such enforceability may be limited by Colombian public order laws, applicable insolvency, reorganization, liquidation, moratorium, readjustment of debt or other similar laws affecting the enforcement of creditors’ rights generally, and by the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  The Borrower’s payment obligations under the Loan Documents constitute the direct, general, unsecured, unsubordinated and unconditional obligations of the Borrower and rank, in all respects, at least pari passu in priority of payment with all other senior, unsecured and unsubordinated External Indebtedness of the Borrower.

(f)Choice of Law.  Under the conflict of laws principles in Colombia, the choice of law provisions of this Agreement and any Note are valid, binding and not subject to revocation by the Borrower, and in any proceedings brought in Colombia for enforcement of this Agreement and any Note, the choice of the law of the State of New York as the governing law of such documents will be recognized and such law will be applied.  Notwithstanding the foregoing or anything to the contrary in Section 9.01, all matters governing the authorization and execution of the Loan Documents by the Borrower are governed by and construed in accordance with the laws of Colombia.

(g)Commercial Activity.  Except as provided for in (i) Articles 192, 195, 298 and 299 of Law 1437 of 2011 (Código de Procedimiento Administrativo y de lo Contencioso Administrativo), as amended by Articles 80, 81 and 87 of Law 2080 of 2021 (as amended, modified or supplemented from time to time), and (ii) Articles 593, 594 and 595 of Law 1564 of 2012 (Código General del Proceso), the Borrower acknowledges that the execution and performance of this Agreement and each other Loan Document is a commercial activity and to the extent that the Borrower has or hereafter may acquire any immunity from any legal action, suit or proceedings, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property or assets, whether or not held on its own account, the Borrower hereby irrevocably and unconditionally waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement or any other Loan Document.

(h)Legal Proceedings.  There are no actions, suits, litigation, arbitration or administrative proceedings pending or, to the best of the Borrower’s knowledge and belief, threatened against the Borrower which are reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(i)Borrower Financial Statements.  The Borrower Financial Statements present fairly in all material respects the financial condition of the Borrower and its consolidated Subsidiaries at the date of such statements and the results of the operations of the Borrower and its consolidated Subsidiaries for the fiscal year or other time period to which such statements refer, in the case of unaudited Financial Statements, subject to changes resulting from audit and nominal year-end adjustments and the absence of footnotes.  The Borrower Financial Statements have been prepared in accordance with IFRS consistently applied.  Except as reflected in the Borrower Financial Statements, there are no liabilities or obligations with respect to the Borrower or any of its consolidated Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise, and whether or not due) for the period to which the Borrower Financial Statements relate that, either individually or in the aggregate, would be materially adverse to the Borrower.  Since the date of the financial statements of the Borrower dated December 31, 2023 (audited), there has been no event, condition or circumstance that has had or could reasonably be expected to have a Material Adverse Effect, provided that changes in the oil and gas prices and any related changes in the economy or financial markets generally, whether international, national, regional or local shall not be deemed to be a Material Adverse Effect for purposes of this representation.

(j)No Corrupt Practices; Anti-Money Laundering Laws.  None of the Borrower or, to the knowledge of the Borrower, any of its Subsidiaries, or any director, officer, agent, employee or other person acting on behalf of the Borrower or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable Anti-Corruption Law, or any Anti-Money Laundering Laws; and the Borrower and to the knowledge of the Borrower, each of its Subsidiaries has implemented policies designed to promote and achieve continued compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees and agents with all Anti-Corruption Laws and Anti-Money Laundering Laws.  The Borrower will not, and will take the necessary steps to prevent any Subsidiary to, directly or indirectly, use any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would give rise to a violation of any Anti-Corruption Law or Anti-Money Laundering Law.

(k)Sanctions; Office of Foreign Assets Control Regulations.  None of the Borrower or, to the knowledge of the Borrower, any of its Subsidiaries or any director, officer, employee or agent of the Borrower or any of its Subsidiaries is a Sanctioned Person or to the Borrower’s knowledge is currently or has, in the past (5) years, engaged in any activity that would reasonably be expected to result in the Borrower or any Subsidiary being designated as a Sanctioned Person.  The Borrower and each of its Subsidiaries has implemented policies designed to promote and achieve continued compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Sanctions.  The Borrower will not use, and will take the necessary steps to prevent that any Subsidiary, directly or indirectly, uses the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would give rise to a violation of Sanctions by any party hereto, including any Lender.

(l)No Event of Default.  No Event of Default and no Potential Default has occurred and is continuing.

(m)No Material Adverse Effect.  The Borrower is not aware of any information or events that have resulted, or that could reasonably be expected to result, in a Material Adverse Effect relating to the Borrower, provided that changes in the oil and gas prices and any related changes in the economy or financial markets generally, whether international, national, regional or local shall not be deemed to be a Material Adverse Effect for purposes of this representation.

(n)Compliance with Laws.  Each of the Borrower and, to the knowledge of the Borrower, its Material Subsidiaries is in compliance with all Applicable Laws (including environmental laws), all Governmental Approvals held by or binding upon the Borrower or its assets and all applicable restrictions imposed by all Governmental Authorities, domestic or foreign, except (i) in the case of Anti-Corruption Law, Anti-Money Laundering Law or Sanctions, as provided in clauses (j) or (k) above, and (ii) in any other case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(o)Regulation.

(i)Investment Company.  The Borrower is not an “investment company” as defined in the Investment Company Act of 1940.

(ii)Margin Stock.  The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U, and no part of the proceeds of the Loan will be used for the purpose, whether immediate, incidental or ultimate, of buying or carrying any such “margin stock.”

(p)Taxes.

(i)The Borrower has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are contested by the Borrower on a timely basis in good faith and by appropriate proceedings and for which adequate reserves therefor have been established on the books of the Borrower in conformity with IFRS.

(ii)There are no Taxes imposed by any Governmental Authority either on or by virtue of the execution, enforcement or admissibility into evidence of any of the

Loan Documents or any of the transactions thereby or on any payment to be made pursuant to any Loan Document.

(q)Validity under Colombian Law.  The Loan Documents are in proper form under Colombian law for their enforcement thereof.  To ensure the legality, validity or enforceability of, and the priority of the obligations incurred by the Borrower under the Loan Documents in Colombia, or establish the admissibility into evidence of any of the Loan Documents in any court in Colombia, it is not necessary that any Loan Document be filed or recorded with any Colombian governmental agency or body, or court, except for those referred to in Section 5.01(c) or Section 5.02(c), or that any stamp or similar tax be paid in Colombia on or in respect of any Loan Document for its enforcement in Colombia.

(r)Recognition of Final Judgments.  A final judgment for a fixed or readily calculable sum of money rendered by any court of the State of New York or the United States of America located in the State of New York based upon any of the Loan Documents (excluding the Notes) would be declared enforceable in Colombia in the courts of Colombia against the Borrower without reexamination, review of the merits of the cause of action in respect of which the original judgment was given or re-litigation of the matters adjudicated; notwithstanding, however, that recognition of such judgment in Colombia shall be subject to Colombian procedural Applicable Laws, in particular Articles 251, 605, 606 and 607 of Law 1564 of 2012 (Código General del Proceso).

(s)Disclosure of Information.  No information that has been made available to the Administrative Agent or any Lenders or the representatives or agents of the foregoing by or on behalf of the Borrower in connection with the transactions contemplated hereby, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which they are made; provided that with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(t)Properties.  The Borrower has good title to, or valid leasehold interests in, all material property necessary to conduct its business as conducted from time to time in good working order and condition, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(u)Insurance.  The Borrower maintains insurance with financially sound and reputable insurers against losses, damages or other risks (including, without limitation, risks and liability to Persons and property) to its assets and properties as are customarily maintained by prudent and experienced Persons engaged in the same or similar businesses operating in the same or similar jurisdictions and the Borrower deems, in its reasonable judgment, to be appropriate.

(v)Beneficial Ownership Certification.  As of the Agreement Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 5.01(h)(ii) is true and correct in all respects.

(w)Foreign Exchange.  Under the Applicable Law of Colombia and each political subdivision thereof, as of the Agreement Date, all interest, principal, premium, if any, and other payments due or to be made on the Loans or otherwise pursuant to the Loan Documents may be freely transferred out of Colombia and may be paid in, or freely converted into, U.S. Dollars, complying with the appropriate payment method through the foreign exchange intermediary and reporting and filings required by Colombian foreign exchange regulation.

Section 7

COVENANTS

7.01.Affirmative Covenants of the Borrower.  The Borrower covenants and agrees that, until all amounts owing under the Loan Documents (other than contingent indemnification obligations) have been paid in full, the Borrower shall:

(a)Notice of Defaults.  Promptly but in no event later than ten (10) Business Days after the Borrower becomes aware of the occurrence of an Event of Default or of any Potential Default, furnish to the Administrative Agent written notice of the particulars of such occurrence and the corrective action proposed to be taken by the Borrower with respect thereto.

(b)Financial Reports.  No later than one hundred and eighty (180) days after the end of each of the Borrower’s fiscal years, the Borrower shall furnish to the Administrative Agent a copy of the Borrower’s annual consolidated financial statements, including its balance sheet, statement of income, and statement of cash flow for that fiscal year, all of which shall have been audited by an independent accounting firm of internationally recognized standing.  If shares of the Borrower are not listed and available for trading on at least one of the New York Stock Exchange or the Colombian Stock Exchange (Bolsa de Valores de Colombia), the Borrower shall furnish to the Administrative Agent, no later than ninety (90) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a copy of the Borrower’s quarterly unaudited consolidated interim financial statements. All financial reports to be submitted to the Administrative Agent shall be prepared in accordance with IFRS, shall be in the English language (or accompanied by an accurate English translation), shall (in the case of the Borrower’s annual consolidated financial statements) include the auditor’s opinion and any accompanying notes, and shall fairly present in all material respects the financial condition of the Borrower and the results of its operations for the periods covered.

(c)Inspections.  The Borrower will permit, upon reasonable prior notice and during normal business hours, representatives of the Administrative Agent or any Lender, at their own cost and expense, to make no more than three (3) inspections per annum of the Borrower’s books and records, and cause the officers and employees of the Borrower to give full cooperation and assistance in connection therewith; provided that, if an Event of Default has occurred and is continuing the Borrower will reimburse the Administrative Agent and any such Lender for such costs and expenses, and the numbers of inspections permitted pursuant to this Section 7.01(c) shall be as reasonably determined by the Administrative Agent or the Lenders, as the case may be.  The Administrative Agent and the Lenders shall use reasonable efforts to coordinate such visits and inspections in order to reduce their number, frequency and cost.

(d)Government Approvals and Registrations.

(i)Promptly obtain and maintain all consents, licenses, permits, authorizations and approvals of, and exemptions by, any Governmental Authority that are necessary: (i) for the execution, delivery, performance, and observance by the Borrower of the Loan Documents, including all approvals relating to the availability and transfer of U.S. Dollars required to make all payments due under the Loan Documents; and (ii) for the validity, binding effect and enforceability of the Loan Documents.  The Borrower shall make all public filings required by law in connection with the execution of this Agreement, including any requirements to publish the Agreement in the Sistema Electrónico para la Contratación Pública – SECOP.

(ii)Promptly after completing the registration of this Agreement with the Ministry of Finance’s Database and the National Comptroller’s Office (Contraloría General de la República), deliver evidence thereof to the Administrative Agent.

(iii)Promptly after receiving evidence thereof and, in any case, within the fifteen Business Days after the first Disbursement hereunder, deliver evidence to the Administrative Agent of the registration of this Agreement before the Colombian Central Bank as External Indebtedness and the obtention of an identification number for the External Indebtedness granted by the Colombian Central Bank.

(e)Pari Passu.  Ensure that its payment obligations under this Agreement and the Notes will at all times constitute the direct, general, unsecured, unsubordinated and unconditional obligations of the Borrower and rank in all respects at least pari passu in priority of payment with all other senior, unsecured and unsubordinated External Indebtedness of the Borrower, other than that which is preferred solely by the insolvency and/or bankruptcy Applicable Laws of Colombia, including the Law 1116 of 2006 of Colombia.

(f)Other Acts.  From time to time, do and perform any and all acts and execute any and all documents as may be necessary or as reasonably requested by the Administrative Agent in order to effect the purposes of this Agreement and to protect the rights of the Administrative Agent and the Lenders hereunder and under the Notes.

(g)Material Adverse Effect.  As soon as practicable, but in any event no later than ten (10) Business Days after it has knowledge of the same, provide notification to the Administrative Agent of any Material Adverse Effect.

(h)Compliance with Laws.  The Borrower will, and will use its reasonable best efforts to cause each of its Material Subsidiaries to, comply with all Applicable Laws (including environmental laws), all Governmental Approvals held by or binding upon it or its assets and all applicable restrictions imposed by all Governmental Authorities, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except (other than with respect to any Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) to the extent any non-compliance is not reasonably expected to have a Material Adverse Effect.

(i)Maintenance of Existence.  Except as otherwise permitted by Section 7.02(b), the Borrower shall maintain its corporate existence and take all reasonable actions to maintain all rights, privileges and the like necessary or desirable in the normal conduct of business, activities or operations, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(j)Preservation of Assets.  The Borrower will maintain all material property necessary to conduct its business as conducted from time to time in good working order and condition, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect.

(k)Insurance.  The Borrower will maintain insurance on its material property with financially sound and reputable insurance companies against such risks, of such types, on such properties and in such amounts as may from time to time be prudent for the Borrower’s businesses, as determined by the Borrower in the exercise of its reasonable judgment.

(l)Use of Proceeds.  The Borrower will use the proceeds of the Disbursement to the payment or prepayment of the outstanding principal amount of the loans under the 2021 Loan Agreement. No part of the proceeds of the Disbursement will be used by the Borrower to purchase or carry any Margin Stock or to extend loans to others for the purpose of purchasing or carrying any Margin Stock.

(m)Taxes.  The Borrower will file all tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, concession fees or levies imposed on it or any of its property, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, and all claims for which sums have become due and payable that have or might become a Lien (other than a Permitted Lien) on its Property except where (i) the amount, applicability or validity of such tax, assessment of claim is contested by the Borrower on a timely basis in good faith and by appropriate proceedings or (ii) the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(n)Books and Records.  The Borrower shall keep proper books and records and accounts adequate to reflect truly and fairly in all material respects its financial condition and results of operations in conformity with IFRS and Applicable Law.

(o)Sanctions.  The Borrower will maintain in effect policies and procedures designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with Sanctions.

(p)Anti-Corruption Laws and Anti-Money Laundering Laws.  The Borrower will maintain in effect policies designed to promote compliance by the Borrower, its Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable Anti-Corruption Laws and Anti-Money Laundering Laws.

(q)Notice of Changes in Beneficial Ownership Certificate.  The Borrower will promptly notify the Administrative Agent of any change in the information provided in a Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

7.02.Negative Covenants of the Borrower.  The Borrower covenants and agrees that, until all amounts owing under the Loan Documents (other than contingent indemnification obligations) and the Notes have been paid in full, it shall not:

(a)Liens.  Directly or indirectly (or permit any Material Subsidiary to directly or indirectly) create, incur, assume, permit or suffer to exist any Liens, except Permitted Liens, to secure the payment of Indebtedness of the Borrower or any Material Subsidiary.

(b)Merger, Consolidation, Dissolution, and Sale.

(i)The Borrower shall not merge or consolidate with any other Person, dissolve or terminate its legal existence, or, directly or indirectly, sell, lease, transfer or otherwise dispose of, or permit any of its Material Subsidiaries to sell, lease, transfer or otherwise dispose of all or substantially all of the properties of the Borrower and its Material Subsidiaries (taken as a whole), unless in each case (1) for any such transaction involving the Borrower, the successor entity or entities, each of which shall be organized under the laws of Colombia or any country that is a member of the Organization for Economic Cooperation and Development (OECD), shall assume all the obligations of the Borrower under this Agreement and the Notes, (2) immediately after giving effect to the transaction, no Event of Default shall have occurred and be continuing, and (3) for any such transaction involving the Borrower, the Borrower delivers such certificates, opinions of its counsel and other documents regarding such transaction as may be required by the Administrative Agent in form and substance reasonably satisfactory to the Required Lenders.

(ii)For the avoidance of doubt:  (A) in addition to the foregoing permitted transactions, the following transactions are expressly permitted under this Section 7.02(b):  (1) mergers and consolidations of Subsidiaries into the Borrower, and (2) mergers, consolidations, sales, leases, transfers, divestitures or reorganizations among Subsidiaries; and (B) nothing in this Section 7.02(b) shall prohibit the Borrower or any Subsidiary from entering into build-lease-transfer, build-operate-transfer or similar project financing arrangements, provided that such arrangements are for (x) new greenfield projects or (y) the expansion of existing project assets or properties in which such arrangements extend only to the expansion assets and not in any substantial respect to the existing assets.

(c)Sanctions.  The Borrower will not, and will take the necessary steps to prevent any Subsidiary to, directly or indirectly, use any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any other manner that would give rise to a violation of Sanctions by any party hereto, including any Lender.

(d)Anti-Money Laundering Laws.  The Borrower will not use, and will take the necessary steps to prevent that any Subsidiary, directly or indirectly, uses any part of the proceeds of the Disbursement, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person in any manner that would give rise to a violation any Anti-Corruption Law or Anti-Money Laundering Law.

(e)Change in Business.  The Borrower will not engage in any activities or businesses other than any activities or businesses conducted by the Borrower or its Subsidiaries as of the Agreement Date or any activities or businesses reasonably ancillary or related thereto.

(f)Transactions with Affiliates.  The Borrower will not enter into any material transaction or series of related transactions with any Affiliate of the Borrower, other than on terms and conditions substantially as favorable to the Borrower as would reasonably be obtained at that time in a comparable arm’s-length transaction with a Person other than such Affiliate.

Section 8

EVENTS OF DEFAULT AND REMEDIES

8.01.Events of Default.

Each of the following events or conditions shall be an “Event of Default”:

(a)any failure by the Borrower to pay when due (i) any amount of principal owing under a Loan Document, (ii) any amount of interest owing under a Loan Document within five (5) Business Days of the due date thereof or (iii) any fee or other amount (other than principal or interest) owing under a Loan Document within thirty(30) days of the earlier of the date the Borrower receives (x) the invoice or (y) a written demand from any Lender or the Administrative Agent;

(b)any failure by the Borrower to comply with its obligations under Sections 7.01(a), (e), (g), (i) or, (l) or Section 7.02;

(c)any representation or warranty made by the Borrower in any Loan Document or in connection herewith, or any statement made in any certificate, report or financial statement furnished by the Borrower, has been demonstrated to have been false or misleading in any material respect when made or deemed made, provided that such false or misleading statement shall not constitute an Event of Default if such condition or circumstance is (i) subject to cure and (ii) the facts or conditions giving rise to such misrepresentation or misstatement are cured in such a manner as to eliminate such misrepresentation or misstatement within thirty (30) days after the Borrower’s having knowledge thereof;

(d)any failure by the Borrower to perform or comply with any of the covenants or provisions set forth in a Loan Document (exclusive of any events specified as an Event of Default in any other subsection of this Section 8.01), which failure remains uncured for a period of thirty (30) days, or in the case of Section 7.01(h) (solely to the extent it relates to compliance with Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions) five (5) Business Days, in each case, after the Administrative Agent or any Lender has given written notice thereof to the Borrower;

(e)any event specified in any agreement or instrument under which there may be issued, or by which there may be secured or evidenced, External Indebtedness of the Borrower or any Material Subsidiary thereof shall occur and shall result in such External Indebtedness in an aggregate principal amount in excess of seventy five million U.S. Dollars (U.S. $75,000,000) (or its equivalent) becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(f)(i)(A) the Borrower shall be unable generally to pay its debts as they fall due or shall admit in writing its inability to pay its debts as they fall due or shall become insolvent; (B) the Borrower shall apply for or consent to the appointment of any liquidator, receiver, trustee, síndico, conciliador or administrator for all or a substantial part of its business, properties, assets, or revenues; or (C) a liquidator, receiver, trustee, or administrator shall be appointed for the Borrower and such appointment shall continue undismissed, undischarged or unstayed for a period of ninety (90) days; (ii) the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, proceso de reestructuración, proceso de reorganización, proceso de insolvencia, concurso mercantil, quiebra, or similar executory or judicial proceeding; (iii) a bankruptcy, arrangement, readjustment of debt, dissolution, liquidation, proceso de reestructuración, proceso de reorganización, proceso de insolvencia, concurso mercantil, quiebra, or similar executory or judicial proceeding shall be instituted against the Borrower and such proceeding shall remain undismissed, undischarged or unstayed for a period of ninety (90) days; (iv) the Borrower shall take any action seeking to take advantage of any other law relating to its bankruptcy, insolvency, liquidation, termination, dissolution, winding up, or composition, or readjustment of debts; or (v) the Borrower shall take any corporate or similar action for the purpose of effecting any of the foregoing; provided that for as long as Colombia’s applicable insolvency laws provide for restrictions on or sanctions associated with the ability of the Lenders, directly or indirectly, to exercise the right to declare an Event of Default under this Section 8.01(f), the Lenders and Borrower hereto agree that nothing in this Section 8.01(f) shall (x) prevent the commencement of any restructuring proceeding in Colombia, whether voluntary or involuntary, in respect of the Borrower, (y) prohibit the Borrower from entering into a restructuring proceeding in Colombia, or (z) cause an unfavorable effect (efecto desfavorable) upon the Borrower;

(g)any final, non-appealable judgment against the Borrower or any Material Subsidiary (i) shall have been entered on a claim not covered by insurance in an aggregate amount of seventy five million U.S. Dollars (U.S. $75,000,000) (or its equivalent in another currency) or more, and (ii) such judgment has not been removed, vacated, discharged or satisfied for a period of sixty (60) days from the date of such final judgment;

(h)any Governmental Authority shall have (i) condemned, seized or otherwise expropriated (either through a single act or a series of acts) all or substantially all of the property of the Borrower or (ii) taken any action that materially curtails the authority of the Borrower to conduct its business;

(i)any authorization, approval, Governmental Approval, consent, license, exemption, filing, registration, notarization or other requirement of any Governmental Authority necessary to enable the Borrower to comply with its obligations under any Loan

Document shall have been revoked, rescinded, suspended, held invalid or otherwise limited in effect in a manner that could reasonably be expected to have a Material Adverse Effect;

(j)any Loan Document ceases to be in full force and effect or is declared in a final, non-appealable judgment to be unenforceable against the Borrower (in each case, other than as a result of any action or inaction on the part of the Administrative Agent or any Lender), the validity or enforceability of any Loan Document at any time is challenged by the Borrower; or the Borrower repudiates any Loan Document, or does or causes to be done any act or thing evidencing an intention to repudiate any Loan Document; or

(k)Colombia shall cease to own and control at least 50.1% of the outstanding economic and voting ownership interests of the Borrower or any successor entity permitted under the terms hereof and the Borrower shall fail to prepay the Loan within the thirty (30) days following that event.

8.02.Remedies.  If any Event of Default shall occur and be continuing, the Administrative Agent may (and shall, upon the direction of Required Lenders), by notice to the Borrower, declare (a) any and all amounts of principal outstanding under this Agreement and the Notes to be forthwith due and payable together with accrued interest and any and all other amounts payable or owing hereunder, whereupon the same shall become forthwith due and payable and (b) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; provided that if such event is an Event of Default specified in Section 8.01(f) above, automatically the Commitments shall immediately terminate and the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable.  Presentment, demand, protest or notice of any kind (other than the notice provided for in the first sentence of this paragraph) are expressly waived, anything in this Agreement to the contrary notwithstanding.  The aforementioned right to accelerate is in addition to and not a substitute for any other rights and remedies available under this Agreement and under Applicable Law.

Section 9

GOVERNING LAW AND JURISDICTION

9.01.Governing Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN THE NOTES AND THE INSTRUCTIONS LETTERS) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Notwithstanding the foregoing, all matters governing the authorization and execution of the Loan Documents by the Borrower shall be governed by and construed in accordance with the laws of Colombia.

9.02.Submission to Jurisdiction.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT ANY SUIT, ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF MAY BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, EXCEPT IN THE CASE OF ANY SUIT, ACTION, PROCEEDING OR JUDGMENT BROUGHT AGAINST THE LENDERS OR THE ADMINISTRATIVE AGENT, IN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (INCLUDING ITS APPELLATE DIVISION), OR IN ANY OTHER APPELLATE COURT IN THE STATE OF NEW YORK.  EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF SUCH COURTS FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT AND HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT.  EACH PARTY CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME.  EACH PARTY HERETO FURTHER SUBMITS, FOR THE PURPOSE OF ANY SUCH SUIT, ACTION, PROCEEDING OR JUDGMENT BROUGHT OR RENDERED AGAINST IT, TO THE APPROPRIATE COURTS OF THE JURISDICTION OF ITS DOMICILE.  EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING BY A SUIT UPON SUCH JUDGMENT, A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT.

9.03.Service of Process.

(a)In the case of the courts of the State of New York or of the federal courts sitting in the State of New York, the Borrower hereby designates, appoints and empowers CT Corporation System, located at 28 Liberty Street, New York, NY 10005, as its authorized agent to accept, receive, and acknowledge for and on behalf of the Borrower, service of any and all process that may be served in any action, suit or proceeding of the nature referred to above in the State of New York, which appointment shall be irrevocable until the appointment and acceptance of a successor authorized agent pursuant to the provisions of Section 9.03(d).

(b)The Borrower further agrees that such service of process may be made personally or by mailing or delivering a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding to the Borrower, in care of its respective agent designated above at the aforesaid address (or, if the Borrower shall have designated a successor agent for service of process, the address of the successor agent for service of process), and each such agent is hereby authorized, respectively, to accept, receive, and acknowledge the same for and on behalf of the Borrower.  Service upon each such agent shall be deemed to be personal service on the Borrower and shall be legal and binding upon the Borrower for all purposes notwithstanding any failure to mail copies of such legal process to the Borrower or any failure on the part of the Borrower to receive the same, and shall be deemed completed upon the delivery thereof to such agent whether or not such respective agent shall give notice thereof to the Borrower or upon the earliest other date permitted by Applicable Law (including the United States Foreign Sovereign Immunities Act of 1976, as amended).

(c)To the extent permitted by Applicable Law, including treaties by which the United States and Colombia are bound, the Borrower further irrevocably agrees to the service of process of any of the aforementioned courts in any suit, action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, return receipt requested, to the Borrower at the address referenced in Section 11.02, such service to be effective upon the date indicated on the postal receipt returned from the Borrower.

(d)The Borrower agrees that it will at all times continuously maintain an agent to receive service of process in the State of New York on behalf of itself and its properties and revenues, and, in the event that for any reason its agent designated above shall not serve as agent for the Borrower to receive service of process in the State of New York on its behalf, the Borrower shall promptly appoint a successor satisfactory to the Required Lenders so to serve, advise the Administrative Agent thereof, and deliver to the Administrative Agent evidence in writing of the successor agent’s acceptance of such appointment for a term extending at least one year beyond the Maturity Date and that such successor agent has been paid in full for such term.  The foregoing provisions constitute, among other things, a special arrangement for service between the parties to this Agreement for the purposes of 28 U.S.C. § 1608.

9.04.Waiver of Immunity.

(a)TO THE EXTENT THAT THE BORROWER MAY BE OR BECOME ENTITLED, IN ANY JURISDICTION IN WHICH JUDICIAL PROCEEDINGS MAY AT ANY TIME BE COMMENCED WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, TO CLAIM FOR ITSELF OR ITS PROPERTIES OR REVENUES ANY IMMUNITY FROM SUIT, COURT JURISDICTION, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OF A JUDGMENT OR FROM ANY OTHER LEGAL PROCESS OR REMEDY RELATING TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND TO THE EXTENT THAT IN ANY SUCH JURISDICTION THERE MAY BE ATTRIBUTED SUCH AN IMMUNITY (WHETHER OR NOT CLAIMED), THE BORROWER HEREBY IRREVOCABLY AGREES NOT TO CLAIM AND HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY TO THE FULLEST EXTENT PERMITTED BY THE LAWS OF SUCH JURISDICTION BUT SUBJECT TO THE LIMITATIONS PROVIDED IN (I) ARTICLES 192, 195, 298 AND 299 OF LAW 1437 OF 2011 (CÓDIGO DE PROCEDIMIENTO ADMINISTRATIVO Y DE LO CONTENCIOSO ADMINISTRATIVO), AS AMENDED BY ARTICLES 80, 81 AND 87 OF LAW 2080 OF 2021 AND (II) ARTICLES 593, 594 AND 595 OF LAW 1564 OF 2012 (CÓDIGO GENERAL DEL PROCESO).

(b)THE BORROWER AGREES THAT THE WAIVERS SET FORTH IN PARAGRAPH (a) ABOVE SHALL HAVE THE FULLEST EFFECT PERMITTED UNDER THE FOREIGN SOVEREIGN IMMUNITIES ACT OF 1976 OF THE UNITED STATES OF AMERICA (28 U.S.C. §§ 1602-1611) AND ARE INTENDED TO BE IRREVOCABLE AND NOT SUBJECT TO WITHDRAWAL FOR PURPOSES THEREOF.

9.05.Waiver of Security Requirements.  TO THE EXTENT THE BORROWER MAY, IN ANY ACTION, SUIT OR PROCEEDING BROUGHT IN ANY OF THE COURTS REFERRED TO IN SECTION 9.02 OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, BE ENTITLED TO THE BENEFIT OF ANY PROVISION OF LAW REQUIRING THE ADMINISTRATIVE AGENT OR ANY LENDER IN SUCH ACTION, SUIT OR PROCEEDING TO POST SECURITY FOR THE COSTS OF THE BORROWER OR TO POST A BOND OR TO TAKE SIMILAR ACTION, AS THE CASE MAY BE, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH BENEFIT, IN EACH CASE TO THE FULLEST EXTENT NOW OR HEREAFTER PERMITTED UNDER APPLICABLE LAW.

9.06.No Limitation.  Nothing in this Section 9 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by Applicable Law or to commence legal proceedings or otherwise proceed against the Borrower in Colombia or in any other jurisdiction.

9.07.International Banking Facility.  The Borrower, a nonbank entity located outside the United States, understands that it is the policy of the Federal Reserve Board that extensions of credit by international banking facilities (as defined in Section 204.8(a) of Regulation D of the Federal Reserve Board) may be used only to finance the non-U.S. operations of a customer (or its foreign affiliates) located outside the United States as provided in Section 204.8(a)(3)(vi) of Regulation D of the Federal Reserve Board.  Therefore, the Borrower agrees that the proceeds of the Loans by the international banking facility of any of the Lenders (as defined in Section 204.8(a) of Regulation D of the Federal Reserve Board) will be used solely to finance the Borrower’s operations outside the United States or that of the Borrower’s non-U.S. Affiliates.

Section 10

THE ADMINISTRATIVE AGENT

10.01.Appointment.  Each Lender hereby designates and appoints Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent to act as specified herein. Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent, is authorized to execute and deliver this Agreement and to take such action on behalf of the Lenders under the provisions of this Agreement and to exercise such powers and to perform such duties hereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.

10.02.Nature of Duties.

(a)The Administrative Agent shall:

(i)promptly inform the Lenders of the contents of any notice or document received by it from the Borrower; and

(ii)promptly provide each notice as may be required of it pursuant to this Agreement.

(b)The Administrative Agent may perform any of its duties hereunder by or through its officers, directors, agents or any other authorized employee. The exculpatory provisions of this Section 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent; except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(c) The Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of the Administrative Agent to the Lenders shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or the Loan except as expressly set forth herein or therein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein), and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided herein) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.03. Lack of Reliance on the Administrative Agent.  Independently and without reliance upon the Administrative Agent, the Lenders, to the extent they deem appropriate, have made and shall continue to make (i) their own independent investigation of the financial condition and affairs of the Borrower in connection with the Loan and the taking or not taking of any action in connection herewith and (ii) their own appraisal of the credit worthiness of the Borrower, and the Administrative Agent and each other Lender shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any information with respect to this Agreement or the Borrower other than as expressly provided herein.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

10.04.Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

10.05.Consultation with Experts.  The Administrative Agent may consult with legal counsel, independent certified public accountants and other experts selected by it in connection with the performance of its duties hereunder and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

10.06.Indemnification.  To the extent the Administrative Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Administrative Agent in proportion to its respective interest (determined at the time such reimbursement or indemnity is sought) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of whatsoever kind or nature (collectively, “Liabilities”) which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties hereunder or in any way relating to or arising out of this Agreement; provided that no Lender shall be liable for any portion of such Liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct.

10.07.The Administrative Agent in Its Individual Capacity.  The Administrative Agent and the Lenders may accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory role or other business with the Borrower or any affiliate thereof as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to another Lender. Notwithstanding anything to the contrary expressed or implied herein, the Administrative Agent and the Lenders shall not be bound to: (a) account to any other Person for any sum or the profit element of any sum received by it for its own account or (b)

disclose to any other Person any information relating to the Borrower if such disclosure would or might in its opinion constitute a breach of any law or regulation or be otherwise actionable by suit of any Person.

10.08.Resignation by the Administrative Agent; Successor Administrative Agent.

(a)The Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving thirty (30) calendar days’ prior written notice to the Borrower and the Lenders. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) or (c) below or as otherwise provided below; provided that, in the event the Borrower determines in good faith that the Administrative Agent’s gross negligence or willful misconduct has resulted in a breach of the Administrative Agent’s obligations under this Agreement, the Borrower may, by written notice to the Administrative Agent and the Lenders, require the Administrative Agent to resign in accordance with this paragraph, which notice shall (without any further action) be deemed to be a notice of resignation delivered by the Administrative Agent to the Lenders. Upon any such resignation, the Lenders shall have the right to appoint a successor, who shall be a bank with an office in New York, New York, or an Affiliate of any such bank.

(b)Upon any such notice of resignation (other than in the course of a deemed resignation pursuant to clause (a) above), the Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a bank with an office in New York, New York, or an Affiliate of any such bank.

(c)In the event of a resignation (other than in the course of a deemed resignation pursuant to clause (a) above) if a successor Administrative Agent shall not have been so appointed within such thirty (30) calendar day period, the Administrative Agent, with the consent of the Borrower (not to be unreasonably withheld), may then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)If the Administrative Agent becomes insolvent or unable to meet its debts as they mature or if a receiver of it or of all or any substantial part of its property shall be appointed or if an order of any court of competent jurisdiction shall be entered approving any petition filed by or against it under the provisions of any applicable bankruptcy or insolvency law, or if any public officer shall take charge or control of the Administrative Agent or of its property or affairs, for the purpose of rehabilitation, conservation or liquidation, the Lenders shall appoint a successor Administrative Agent in accordance with clause (b) above. If a successor Administrative Agent shall not have been so appointed pursuant to clause (b) above, the Lenders shall appoint a successor Administrative Agent pursuant to clause (c) above, as the case may be.

10.09.No Amendment to Duties of Administrative Agent Without Consent.  The Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement which affects its rights or duties under this Agreement unless it shall have given its prior written consent, as Administrative Agent, thereto.

10.10.Administrative Agent Conflict of Interest.  With respect to its Commitment and the Loans made by it, if any, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (and any successor acting as Administrative Agent or in any other capacity in connection herewith or the transactions contemplated hereby) in its capacity as a Lender hereunder shall have the same rights, powers and obligations hereunder as any other Lender and may exercise such rights and powers as though it were not acting as the Administrative Agent or in any other capacity in connection herewith or the transactions contemplated hereby, and the term “Lenders” shall, unless the context otherwise indicates, include Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, in its individual capacity. Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (and any successor acting as Administrative Agent or in any other capacity in connection herewith or the transactions contemplated hereby) and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower and its Affiliates as if it were not acting as a Lender and/or the Administrative Agent or in any other capacity in connection herewith or the transactions contemplated hereby, and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch (and any such successor) and its Affiliates may accept fees and other consideration from the Borrower and said other Persons for services in connection with this Agreement or otherwise without having to account for the same to the Lenders. The Lenders acknowledge that, pursuant to such activities, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch or its Affiliates may receive information regarding the Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower or such Affiliate) and acknowledge that the Administrative Agent or Banco Bilbao Vizcaya Argentaria, S.A. New York Branch acting as Lender or in any other capacity in connection herewith or the transactions contemplated hereby shall be under no obligation to provide such information to them.  In addition, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and neither Banco Bilbao Vizcaya Argentaria, S.A. New York Branch nor any of its Affiliates has any obligation to disclose any such interest by virtue of any advisory agency or fiduciary relationship or otherwise.

10.11.Erroneous Payments.

(a)If the Administrative Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 10.11 and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)such Lender shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.11(b).

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 10.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 10.11(a) or on whether or not an Erroneous Payment has been made.

(c)Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under immediately preceding clause (a) of this Section 10.11.

(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations under the Loan Documents owed by the Borrower; provided that this Section 10.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the obligations of the Borrower under the Loan Documents relative to the amount (or timing for payment) of the obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the obligations under the Loan Documents.

(e)To the extent permitted by Applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(f)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent's notice to such Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Lender shall be deemed to have assigned its Loans (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such

Loans to the Borrower or the Administrative Agent (but the failure of such Person to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), (B) the Administrative Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, (D) the Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Administrative Agent will reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment.  For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.

(g)Each party's obligations, agreements and waivers under this Section 10.11 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Loan Document.

Section 11

MISCELLANEOUS

11.01.Computations.  Each determination of an interest rate or fee by the Administrative Agent or any Lender pursuant to any provision of this Agreement or any Note, in the absence of manifest error, shall be conclusive and binding on the Borrower.  All computations of interest and fees hereunder and under any Note shall be made on the basis of a year of three hundred sixty (360) days and actual days elapsed.  All such calculations shall include the first day and exclude the last day of the period of calculation.

11.02.Notices.

(a)All notices or other communications required or permitted to be given hereunder (the “Notices”) may be given to the following addresses:

If to the Borrower: ECOPETROL S.A.

Carrera 13 No. 36-24, Piso 7, Bogota D.C.
Attn: Head of Capital Markets / Finanzas Corporativas ECP / Ecopetrol Investor Relations
Phone: + 57 1 2343233
Email: FinanzasCorporativas_ECP@ecopetrol.com.co / investors@ecopetrol.com.co

If to the Administrative Agent:

Banco Bilbao Vizcaya Argentaria, S.A. New York Branch

Primary Operations Contact:

1345 Ave of the Americas 44th Floor
New York, NY 10105
Attention: C&I Banking
Phone: +1 (212) 728-2382

Fax: +1 (212) 333-2926

Email: loan.agency@bbva.com and loan.participation@bbva.com

Secondary Operations Contact:

Calle Isabel Colbrand, 4 2a planta. Edif. Las Tablas III 28050 Madrid, España

Attention: Genny Di Gennaro

Phone: + 34 689 916 530

Email: genny.digennaro@bbva.com

           francisco.delavirgen@bbva.com

If to the Lenders party hereto on the date hereof:

If to Itau Chile New York Branch:

885 3rd Avenue, 33rd floor

New York, NY 10022

Attention: Angelica Andrade; Estivalia Molina - VP, Banking Solutions and Daniel Gómez – Large Corporate

Phone: +1 212-826-5125 and +57 316-527-9668

Email: bookingicny@itau.cl; daniel.gomez@itau.co

If to Bank of America, N.A.:

One Bryant Park,

New York, NY 10036;

Attention: Rocio Sanchez, Managing Director;

Phone: +5716013025;

Email: rocio.sanchezl@bofa.com

If to JPMorgan Chase Bank, N.A.:

500 Stanton Christiana Road, NCC 5, 1st Floor, Newark, DE 19713-2107

Attention: Vithal Girl / Ravi Pingala

Phone: +91-80-6790-5186 / +91-80-6676-9810

Fax: 201-244-3885 and 12012443885@docs.ldsprod.com
        201-244-3885 and 12012443885@docs.ldsprod.com
Email: na_cpg@jpmorgan.com

If to Banco Bilbao Vizcaya Argentaria, S.A. New York Branch:

Primary contact

1345 Avenue of the Americas, 44th Floor. New York, NY, 10105, United States

Attention: C&I Banking

Phone: +1 (212) 728-2382

Email: energy.monitoring@bbva.com

Secondary contact

Calle Isabel Colbrand, 4, 2a planta, Edif. Las Tablas III, 28050, Madrid, Spain

Attention: Genny Di Gennaro

Phone: + 34 689 916 530

Email: genny.digennaro@bbva.com

If to The Bank of Nova Scotia:

The Bank of Nova Scotia, GWS – Loan Operations,

150 King Street West, 6th Floor, M5H 1J9, Toronto, Ontario, Canada

Attention: Jeremy Nokes

Phone: +1 416 645 6928

Email: jeremy.nokes@scotiabank.com;

CorporateLending.DealOps@scotiabank.com

If to Standard Chartered Bank (Hong Kong) Limited:

Standard Chartered Bank (Hong Kong) Limited

32/F Standard Chartered Bank Building

4-4a Des Voeux Road Central

Hong Kong

Email: Nicholas.Chiu@sc.com; Cliff.Leung@sc.com

If to any Person that becomes a Lender after the date hereof, as set forth in its Assignment and Assumption Agreement.

Any party shall have the right to change its address for Notices hereunder to any other location by giving ten (10) days’ written Notice to the other parties in the manner set forth herein above.

(b)All Notices shall be in writing and shall be considered as properly given (A) if delivered in person, (B) if sent by overnight delivery service (including Federal Express, United Parcel Service and other similar reputable overnight delivery services), (C) in the event reputable overnight delivery services are not readily available, if mailed by first class mail, postage prepaid, registered or certified with return receipt requested, (D) if transmitted by facsimile confirmed by telephone or (E) if transmitted by electronic communication as provided in Section 11.02(d).

(c)Notices delivered in person or by overnight courier service, or mailed by registered or certified mail, shall be effective upon receipt by the addressee.  Notices transmitted by facsimile shall be deemed to have been given when transmitted, if confirmation of a successful transmission has been received (except that, in all instances, if not given during normal business hours on a Business Day for recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through electronic communications to the extent provided in Section 11.02(d) shall be effective as provided in such Section.

(d)(i)Notices hereunder may be delivered or furnished by electronic communication (including email and internet) pursuant to procedures approved by the relevant recipient.

(ii)Unless the relevant recipient otherwise prescribes, Notices sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such Notice is not sent during the normal business hours of the recipient, such Notice shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

11.03.Benefit of Agreement; Assignment; Participations.

(a)This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (1) the Borrower may not assign or transfer any of its rights, obligations or interest under any Loan Document, except with the prior written consent of the Lenders and acknowledgment by the Administrative Agent and (2) no Lender may assign or transfer any of its rights, obligations or interest under any Loan Document except in accordance with this Section 11.03 and the requirements of Applicable Law.

(b)Any Lender may:

(i)assign all, or if less than all, a portion equal to at least U.S. $10,000,000 of the outstanding principal amount of the Loan due to it to (1) its parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company (2) one or more other Lenders or (3) in the case of any Lender that is a fund or trust that invests in bank loans or that manages or advises (directly or through an Affiliate) any fund or trust that invests in bank loans, any fund or trust that invests in bank loans and is managed or advised by the same investment advisor as a Lender, by an Affiliate of such investment advisor or by a Lender, as the case may be; provided that the assigning Lender shall give notice to the Borrower of any such assignment (which notice shall include the identity of the proposed assignee) fifteen (15) days prior to the effective date of such assignment in order for the Borrower to complete its internal and regulatory processes; or

(ii)assign all, or if less than all, a portion equal to at least U.S. $10,000,000 of outstanding principal amount of the Loan due to it to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor as such fund or by an Affiliate of such investment advisor, as a single Eligible Transferee); and each such assignee shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement;

provided that, in each case:

(w)the assigning Lender shall surrender to the Borrower the old Note(s) held by it (or furnish a standard indemnity letter from such Lender in respect of any lost Note(s) reasonably acceptable to the Borrower), and new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender (in the case of a partial assignment);

(x)so long as no Event of Default has occurred and is continuing, written consent of the Borrower shall be required in connection with any assignment pursuant to clause (ii) of this Section 11.03(b) (which consent, in each case, shall not be unreasonably withheld or delayed); provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within fifteen (15) Business Days after having received notice thereof;

(y)if an Event of Default has occurred and is continuing and the Administrative Agent has delivered notice thereof to the Borrower, the Borrower shall be deemed to have consented to any assignment following the date of such notice pursuant to clause (ii) of this Section 11.03(b); provided that, the assigning Lender shall be required to give notice to the Borrower of any such assignment (which notice shall include the identity of the proposed assignee) prior to the assignee being considered a Lender in order for the Borrower to complete its internal and regulatory processes; provided further, that, failure by the Borrower to complete any such process shall not affect the validity of such assignment; and

(z)the Administrative Agent shall receive at the time of each assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of U.S. $3,500, which fee shall be paid by the assignee Lender, and if it is not an existing Lender, the assignee Lender shall deliver to the Administrative Agent any documents reasonably requested by the Administrative Agent, including relevant tax forms.

Notwithstanding the foregoing provisions of Section 11.03(b), no such transfer or assignment (i) shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof and (ii) will be effective until recorded by the Administrative Agent on the Register pursuant to Section 11.03(e) below and the Administrative Agent shall provide notice to the Borrower of any such transfer or assignment within three (3) Business Days thereof.  To the extent that an assignment of all or any portion of a Lender’s Loan pursuant to this Section 11.03(b) would, due to circumstances existing at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.01 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs

(although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c)In addition to the foregoing, any Lender may grant participations (each, a “Participation”) or enter into transactions with one or more Persons under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payment hereunder including without limitation any unfunded risk Participation, insurance or reinsurance transaction (each such transaction, an “Insurance Contract”), all in its rights hereunder without the consent of the Borrower; provided, however, that such Lender shall remain a “Lender” for all purposes hereunder and the participant shall not constitute a “Lender” hereunder and, provided further, that no Lender shall grant any Participation under which the participant thereunder shall have any right to approve any amendment to or waiver of this Agreement except to the extent such amendment or waiver would (i) extend the Maturity Date, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-Default increase in interest rates) or reduce the principal amount thereof, or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document.  In the case of any such Participation, the participant or counterparty shall not have any rights under any Loan Document (the participant’s or counterparty’s rights against such Lender in respect of such Participation to be those set forth in the agreement executed by such Lender in favor of the participant or counterparty relating thereto, as the case may be) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such Participation or entered into such transaction.  All costs and expenses incurred in connection with the transactions contemplated in this Section 11.03(c) will be borne by the Lender entering into such transaction.

(d)Nothing in this Agreement shall prevent or prohibit any Lender from at any time pledging or assigning a security interest in all or any portion of its Loan and Notes hereunder to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank.  No pledge or assignment pursuant to this clause (d) shall release the transferor Lender from any of its obligations hereunder.

(e)The Administrative Agent shall maintain at one of its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the name and address of each Lender, and principal amounts of (and stated interest on) the Loan owing to the Lenders pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower or the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and the Lenders, at any reasonable time and from time to time upon reasonable prior notice.

(f)Each Lender that sells a Participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts of (and stated interest on) each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations and Section 1.163-5(b) of the proposed Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Participation for all purposes of this Agreement, notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

11.04.No Waiver; Remedies Cumulative.  No failure or delay on the part of either the Borrower or the Administrative Agent or any Lender in exercising any right, power or privilege under any Loan Document and no course of dealing between or among the Borrower and the Administrative Agent or any Lender shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of any right, power or privilege hereunder, under any Loan Document preclude any other right, power or privilege hereunder or thereunder.  The rights and remedies expressly provided herein are cumulative and not exclusive of any rights or remedies that either the Borrower or the Administrative Agent or any Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either the Borrower or the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.

11.05.Entire Agreement.  The Loan Documents contain the entire agreement among the parties hereto regarding the Loan.

11.06.Amendment or Waiver; etc.

(a)Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower, and approved by the Ministry of Finance to the extent required by Colombian public indebtedness regulations, and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the consent of all the parties hereto (i)  extend any scheduled date of payment or the Maturity Date, extend the expiration date of the Availability Period, or reduce the rate or extend the time of payment of interest (other than as a result of any waiver of the applicability of any post-Default increase in interest rates) thereon, or reduce the fees payable hereunder or principal amount of the Loan, (ii) amend, modify or waive any provision of this Section 11.06, (iii) amend or modify the definition of Required Lenders, (iv) amend or modify Section 3.03 in a manner that would alter the pro rata sharing of payments required thereby, (v) consent to the assignment or transfer by the Borrower of any of its rights and obligations under any Loan Document (except in accordance with the terms hereof), (vi) change Section 3.03(b) or 3.03(c) in a manner that would alter the pro rata sharing of payments required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders without the written consent of each Lender directly affected thereby, (vii) change the payment currency of any amount payable under this Agreement, or (viii) amend, modify or waive any provision of Section 5; provided, further, that no such change, waiver, discharge or termination shall (x) increase the Commitment of any Lender without the written consent of such Lender, or (y) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 10 as same applies to the Administrative Agent or any other provision as same relates to the rights or obligations of the Administrative Agent.  Notwithstanding anything to the contrary herein or in any other Loan Document, the prior approval of the Borrower and the Ministry of Finance will not be required in connection with the implementation of any Conforming Changes unless required pursuant to Colombian public indebtedness regulations, as established, among others, in Article 5 of Law 781 of 2002 (as amended, modified or supplemented from time to time).

(b)If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement requiring the consent of Required Lenders and for which the consent of the Required Lenders is obtained but the consent of one or more other Lenders is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders are treated as described in clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.12 so long as, at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination for which consent of the Required Lenders was obtained, or (B) repay the portion of the outstanding Loan due to such non-consenting Lender, so long as the Loan, together with accrued and unpaid interest and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination and at such time, unless the respective Lender continues to have an outstanding Loan hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, but shall continue to be entitled to any amounts that have accrued prior to such replacement or repayment and remain unpaid under Sections 2.09, 2.10 and 4 and the indemnification under Section 10.06, which shall survive as to such replaced or repaid Lender; provided that, unless the Loan which is repaid pursuant to preceding clause (B) is immediately replaced in full at such time through the addition of new Lenders and/or outstanding Loan of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

11.07.Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when executed and delivered, shall be effective for purposes of binding the parties hereto, but all of which shall together constitute one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.08.Expenses; Indemnity.

(a)The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, and the Lenders, which expenses shall include reasonable attorney’s fees and expenses for no more than one Colombian counsel and one New York counsel to the Administrative Agent and one Colombian counsel and one New York counsel to the Lenders collectively, in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided, the Administrative Agent and the Lenders will consult with the Borrower in connection with, and prior to, incurring any expense (including attorney’s fees and expenses) in excess of U.S.$10,000.  The Borrower shall pay all reasonable and documented out-of-pocket expenses incurred by each of the Administrative Agent or any Lender, including the documented fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section 11.08.

(b)The Borrower shall indemnify the Administrative Agent, the Lenders, their respective Affiliates, and their respective directors, officers, employees, attorneys and agents (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any losses, claims, damages, liabilities and related expenses, which expenses shall include reasonable attorney’s fees and expenses for no more than one Colombian counsel and one New York counsel to the Lenders and one Colombian counsel and one New York counsel to the Administrative Agent, arising out of, in connection with, or as a result of:  (i) the execution or delivery of the Loan Documents, any demand for payment, other presentation or request under the Loan Documents, (ii) the Loan or the use or proposed use of the proceeds therefrom, (iii) any payment or other action taken or omitted to be taken in connection with the Loan Documents, (iv) any actual environmental liability related in any way to the Borrower or any of its Material Subsidiaries, and (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expense (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower against such Indemnitee for breach of such Indemnitee’s obligations under any Loan Document, if the Borrower has obtained a final non-appealable judgment in its favor on such claims as determined by a court of competent jurisdiction.  This Section 11.08 shall not apply with respect to Taxes (which shall be covered by Section 4.01) other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) of this Section 11.08, the Lenders severally agree to pay to the Administrative Agent such Lender’s Proportionate Share of the Disbursement (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent.

(d)All amounts due under this Section 11.08 shall be payable not later than thirty (30) days after written demand therefor.

11.09.Judgment Currency.

(a)The Borrower’s obligations under the Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the receipt by the Administrative Agent or any Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under the Loan Documents.  If for the purpose of obtaining or enforcing judgment against the Borrower in any court or in any jurisdiction outside of Colombia, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the rate of exchange determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).  If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in Colombia, it becomes necessary to convert into or from any Judgment Currency an amount due in Dollars, the conversion shall be made at the Colombian market representative rate certified by the Colombian Superintendence of Finance for the date of payment.

(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due by the Borrower, the Borrower covenants to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid by the Borrower in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment to the Administrative Agent or such Lender by the Borrower, shall produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.  Any such amount of Dollars not discharged by such Borrower payment of Judgment Currency shall continue to be due as an outstanding and unpaid obligation under this Agreement and shall accrue interest at the rate then applicable to the Loan in accordance with Section 2.07 until paid in full.  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment by the Borrower of the amount due to the Administrative Agent or such Lender that results in the Borrower paying an amount in excess of that necessary to discharge or satisfy any judgment, the Administrative Agent or such Lender shall transfer or cause to be transferred to the Borrower the amount of such excess (net of any Taxes and reasonable and customary costs incurred in connection therewith).

(c)For purposes of applying the rate of exchange under this Section 11.09, the amount of Judgment Currency converted shall include any premium and costs payable in connection with the purchase of Dollars.

11.10.English Language.

(a)If any Loan Document (or any provision of any Loan Document) other than the Notes is originally written in any language other than English, the version which is in English shall prevail in case of any discrepancy with any version in any other language.

(b)Within one hundred twenty (120) days following the Agreement Date, the Borrower will provide to the Administrative Agent official translations into Spanish of the Loan Documents requested by the Administrative Agent for use in connection with any enforcement of remedies under this Agreement and the other Loan Documents in Colombia and the Administrative Agent and the Lenders agree that such official Spanish translations shall govern for purposes of any such enforcement of remedies in Colombia, provided that for so long as the Borrower is acting in good faith to prepare such official translations, the Borrower may take up to an additional sixty (60) days after the expiration of such one hundred twenty (120) day period to complete such translations.

11.11.Severability.  To the extent permitted by Applicable Law, the illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

11.12.Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

11.13.Captions.  The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

11.14.Damages Waiver.  To the fullest extent permitted by Applicable Law, no party shall assert, and each hereby waives, any claim, on any theory of liability, for indirect, special, punitive, consequential or exemplary damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, the Loan or the use of the proceeds thereof.

11.15.Confidentiality.  Each of the Administrative Agent and each Lender agrees to maintain the confidentiality of the Confidential Information, except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ directors, officers, employees and agents, trustees, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 11.15, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or its obligations, (g) to its insurers and insurance brokers providing insurance in connection with any of the transactions contemplated herein and reinsurers providing reinsurance in connection therewith, (h) with the consent of the Borrower or (i) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section 11.15, (ii) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower, or (iii) is not, in the reasonable belief of the Administrative Agent including any such information in respect of which the Administrative Agent or any Lender reasonably believes that it is not bound by any confidential obligation (but in any event excluding any information furnished by the Borrower that is designated as confidential in writing).  Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and each Lender acknowledges that (a) the Confidential Information may include material non-public information concerning the Borrower or any of its Subsidiaries and (b) it has developed compliance procedures regarding the use of material nonpublic information and for the handling of such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

11.16.Survival.  The expiration or termination of this Agreement does not terminate or affect any obligation hereunder that either expressly or by its nature survives the expiration or termination of this Agreement.  Such obligations include, but are not limited to, those described in Sections 2.09, 2.10, 4.01, 9, 10.06, 11.08, 11.09 and 11.14, which shall survive expiration or termination of this Agreement and the resignation or removal of the Administrative Agent; provided, however, that no change in Applicable Law after the expiration or termination of this Agreement shall increase the Borrower’s obligations with respect to amounts paid prior to such expiration or termination.

11.17.No Fiduciary Duty.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, and the Lenders, on the other hand, (ii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Lenders are and have been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, have not been, are not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (ii) neither the Administrative Agent nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and the Lender and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18.Patriot Act.  The Administrative Agent and each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Administrative Agent and such Lender to identify the Borrower in accordance with the Patriot Act.

11.19.Exequatur.  A judgment obtained in a New York Court arising out of or relating to this Agreement, or the transactions contemplated thereby, will be enforced against the Borrower in the courts of Colombia; provided that such judgment has previously obtained an Exequatur, which is regulated by Colombian law.

11.20.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first above written.

ECOPETROL S.A., as Borrower

By:	/s/ Ricardo Roa Barragán
Name: Ricardo Roa Barragán
Title: Chief Executive Officer

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Administrative Agent

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Head of Credit Risk Latam

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Mauricio Maldonado
Name: Mauricio Maldonado
Title: Director, International Banking

By:	/s/ Ana Espinoza
Name: Ana Espinoza
Title: Director, International Banking

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Lender

By:	/s/ Cara Younger
Name: Cara Younger
Title: Managing Director

By:	/s/ Luis Ruigomez
Name: Luis Ruigomez
Title: Head of Credit Risk Latam

BANK OF AMERICA, N.A., as Lender

By:	/s/ Gonzalo Isaacs
Name: Gonzalo Isaacs
Title: Managing Director

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Christophe Vohmann
Name: Christophe Vohmann
Title: Executive Director

STANDARD CHARTERED BANK (HONG KONG) LIMITED, as Lender

By:	/s/ Gao Ying
Name: Gao Ying
Title: Managing Director Client Coverage Corporate, Commercial & Institutional Banking Hong Kong

ITAU CHILE NEW YORK BRANCH, as Lender

By:	/s/ Joaquin Rojas
Name: Joaquin Rojas
Title: General Manager

By:	/s/ Carlos Abril
Name: Carlos Abril
Title: Head of Finance

Schedule 1

EXISTING LIENS

None.

Schedule 2

COMMITMENT

Lender	Commitment
Bank of America, N.A.	U.S. $200,000,000
Banco Bilbao Vizcaya Argentaria, S.A. New York Branch	U.S. $250,000,000
Itau Chile New York Branch	U.S. $100,000,000
JPMorgan Chase Bank, N.A.	U.S. $200,000,000
The Bank of Nova Scotia	U.S. $300,000,000
Standard Chartered Bank (Hong Kong) Limited	U.S. $150,000,000
Total Commitment:	U.S. $1,200,000,000

Annex A

FORM OF DISBURSEMENT REQUEST

DISBURSEMENT REQUEST

[[●][●], 20[●]]3

[Name]

[Address]

Attention: [●]

Fax: [●]

Ladies and Gentlemen:

Reference is made to the Loan Agreement dated as of April 3, 2024 (the “Agreement”) by and among ECOPETROL S.A. (the “Borrower”) and BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Administrative Agent, and the Lenders party thereto.  Unless otherwise defined herein, terms defined in the Agreement shall have the same meaning in this Disbursement Request.

The Borrower hereby requests the Lenders to make the Disbursement to the Borrower in an aggregate principal amount of U.S. $[●] (the “Disbursement Amount”) on [[●][●], 20[●]] (the “Disbursement Date”) under the Agreement, as follows:

DISBURSEMENT AMOUNT: U.S. $[●]
DISBURSEMENT DATE: [[●][●], 20[●]]
MATURITY DATE: [[●][●], 202[●]]
INTEREST PERIOD: [6 months]

FIRST INTEREST PERIOD: From [ ] to [ ] (# of days)

The Borrower hereby instructs the Administrative Agent to disburse the Loan to account No. account No. [●] with [●], ABA No. [●], Attn.:  [●], on the Disbursement Date.

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the Disbursement Date:

(a)	the representations and warranties made by the Borrower in Section 6 of the Agreement are true and correct in all material respects on and as of the Disbursement Date for this Disbursement both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date of this Disbursement, in which case such

[3]

Disbursement Request to be delivered to the Administrative Agent not later than 12:00 p.m., New York time, five (5) Business Days before the proposed Disbursement Date (or such shorter period as may be agreed by the Administrative Agent acting upon the direction of the Lenders).

representations and warranties shall be true and correct in all material respects on and as of such specific date; provided that representations and warranties qualified as to materiality are true and correct on and as of such date; and

(b)no Event of Default or Potential Default has occurred and is continuing both before and immediately after giving effect to the Disbursement and the application of the proceeds thereof.

Sincerely yours,

ECOPETROL S.A.

By:
Name:
Title:

2-2

Annex B

FORM OF PROMISSORY NOTE

FORM OF PROMISSORY NOTE[4] Blank Promissory Note No. [01]	FORMATO DE PAGARÉ Pagaré en Blanco No. [01]

ECOPETROL S.A., corporation incorporated by public deed number 2931 of Notary Second issued on Bogota of July 7 of 2003, registered under the commercial registry under the registration number 1291197, identified with the tax identification number NIT 899.999.068-1, with full capacity to issue securities, and domiciled in [●] (hereinafter the “Borrower”), represented herein by the undersigned [●], of legal age, domiciled in Bogotá D.C., Colombia, identified with citizenship card number [●], issued in [●], [Bogotá], acting as Chief Executive Officer of Ecopetrol, as evidenced in the Certificado de Existencia y Representación Legal of the Borrower to execute this document, hereby promises to pay unconditionally and irrevocably, to [●] domiciled in [●] and its registered assigns (hereinafter the “Creditor”), or any holder in due course, on the date of expiration of this promissory note, the amounts indicated below:

ECOPETROL S.A., sociedad anónima constituida por escritura pública número 2931 de la Notaría Segunda de Bogotá otorgada el 07 de julio de 2003, inscrita en el registro mercantil bajo el Registro 1291197, identificada con NIT 899.999.068-1 y domiciliada en Bogotá D.C. (en adelante el “Deudor”), representada en este acto por el suscrito [●], mayor de edad, domiciliado en [●], Colombia, identificado con la cédula de ciudadanía número [●], expedida en [●], [Bogotá], actuando en calidad de Presidente de Ecopetrol, como consta en el Certificado de Existencia y Representación Legal del Deudor para suscribir el presente documento, declara que pagará de manera incondicional e irrevocable, a [●], con domicilio en [●] y sus cesionarios registrados (en adelante el “Acreedor”), o a cualquier tenedor legítimo, incluyendo el endosatario, en la fecha de vencimiento del presente pagaré, las sumas que se indican a continuación:

1.Amounts in U.S. Dollars:	1.Sumas en Dólares de los Estados Unidos de América:

1.1The amount of _________________________ _______________________________________________________________ United States dollars (USD$______________________) corresponding to the principal amount disbursed and due;

1.1La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de capital desembolsado y adeudado a la fecha;

1.2The amount of _________________________ _______________________________________________________________ United States dollars (USD$______________________) corresponding to the interests accrued and due;

1.3The amount of _________________________ _______________________________________________________________ United States dollars

1.2La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de intereses remuneratorios causados y pendientes de pago;

1.3La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América

[4]	English translation is for convenience. The Spanish version will be executed and delivered on the Disbursement Date.

(USD$______________________) corresponding to default interests accrued and unpaid; and	(US$_________________________) por concepto de intereses de mora causados y pendientes de pago; y

1.4. The amount of _________________________ _______________________________________________________________  United States dollars (USD$______________________) corresponding to other guaranteed expenses and amounts accrued and due by the Borrower.

1.4 La suma de ___________________________ _______________________________________________ dólares de los Estados Unidos de América (US$_________________________) por concepto de otros gastos y montos garantizados, causados y pendientes de pago a cargo del Deudor.

1.5. The maturity date of this Promissory Note is __________________ (the “Maturity Date”)	1.5 La fecha de vencimiento de este Pagaré es:___________________________ (la “Fecha de Vencimiento”).

2.The amounts referred to under section 1 above shall bear interest as follows:

2.1The amount referred to under section 1.1 above shall bear default interests at the interest rate applicable to the loan plus two percent (2%) annually.

2.2The amount referred to under section 1.2 above shall bear interests at the interest rate applicable to the loan plus two percent (2%) annually, from the date of the judicial lawsuit or agreement with the Borrower following maturity, subject to applicability of the rules set forth in Article 886 of the Commercial Code, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

2.Las sumas indicadas en el numeral 1 anterior devengarán intereses así:

2.1La suma indicada en el numeral 1.1 anterior devengará intereses de mora a la tasa de interés anual remuneratoria aplicable al préstamo adicionada en dos por ciento (2%) anual.

2.2La suma indicada bajo el numeral 1.2 devengará intereses de mora a la tasa de interés anual remuneratoria aplicable al préstamo adicionada en dos por ciento (2%) anual, desde la fecha de la demanda judicial o por acuerdo posterior al vencimiento con el Deudor, tomando en cuenta que cualquier obligación no satisfecha con respecto al pago de intereses debidos por más de un 1 año (sujeto a la satisfacción de las normas previstas en el artículo 886 del Código de Comercio) estarán sujetas al pago de interés sobre interés bajo la ley colombiana vigente.

3.All payments under this Promissory Note shall be made by the Borrower, in the city of New York, United States of America, in immediately available funds, tax-free, and without any deduction, withholding or set-off, on the Maturity Date.

3.Todos los pagos bajo el presente Pagaré deben ser realizados por el Deudor en la ciudad de Nueva York, Estados Unidos de América, en fondos inmediatamente disponibles, libres de impuestos, retenciones y sin deducción o compensación alguna en la Fecha de Vencimiento.

4.The Borrower expressly agrees that the obligations set forth under this Promissory Note correspond to foreign exchange operations and therefore shall be paid in United States Dollars.	4.El Deudor expresamente acepta que las obligaciones incorporadas en este Pagaré corresponden a operaciones cambiarias y, en consecuencia, serán pagadas en dólares de los Estados Unidos de América.

Annex B-2

5.The Borrower, as borrower, irrevocably waives the presentation, protest, notice of default or any other notice, notification or additional requirement of any kind, for the collection of this Promissory Note.

5.El Deudor, como deudor, renuncia irrevocablemente a la presentación, protesto, constitución en mora o cualquier otro tipo de aviso, notificación o requisito adicional de cualquier naturaleza para el cobro de este Pagaré.

6.The Borrower agrees to pay all the costs, fees and expenses incurred to the collection or enforcement of this Promissory Note.	6.El Deudor, acepta que serán de su cargo los gastos y honorarios profesionales que se generen por la cobranza de este Pagaré.

7.The Borrower agrees to pay all the taxes that may be due under this Promissory Note, including, if applicable, the stamp duty, and entitles the Lender, if necessary, to pay them on behalf of the Borrower.

7.El Deudor acepta que serán de su cargo todos los impuestos que pueda causar el presente Pagaré, incluyendo, si resultare aplicable, el impuesto de timbre, quedando el Acreedor autorizado para pagarlos por cuenta del Deudor si fuere necesario.

8.The Borrower expressly agrees that in the event of extension, renewal or modification of its obligation under this Promissory Note, this security shall remain valid and in effect until the date agreed under such extension, renewal or modification.

8.El Deudor acepta expresamente que, en caso de prórroga, novación o modificación de la obligación a su cargo contenida en este Pagaré, el presente Pagaré continuará vigente hasta la fecha pactada en dicha prórroga, novación o modificación.

9.This Promissory Note shall be governed by and construed in accordance with the laws of the Republic of Colombia and the undersigned Borrower hereby agrees that the laws that govern its creation are the laws of the Republic of Colombia, place where this Promissory Note has been executed by the Borrower.

9.El presente Pagaré se encuentra regido por, y será interpretado de conformidad con, las leyes de la República de Colombia y el suscrito Deudor, expresamente declara y acuerda que las leyes que rigen su creación son las de las leyes de la República de Colombia, lugar donde ha sido firmado por el Deudor.

10.This Promissory Note can be enforced before the competent court in the Republic of Colombia.	10.El presente Pagaré podrá ser ejecutado ante los tribunales competentes en la República de Colombia.
11. This Promissory Note was filled or completed on the day ______ of the month _______ of year ________, in the city of ____________________.	11. Este Pagaré se llenó o completó el día ______ del mes _______ del año ________, en la ciudad de ____________________.
The Borrower, ECOPETROL S.A. By: _________________________________ Name: Identification: Capacity: Date: [insert city] [day], [month], [year]	El Deudor, ECOPETROL S.A. Por: _________________________________ Nombre: Identificación: Cargo: Fecha: [Insertar ciudad] [Día], [Mes], [Año]

Annex B-3

Annex C

FORM OF INSTRUCTIONS LETTER

INSTRUCTIONS LETTER Bogotá, [Date] Messrs. [●] and / or its assignee and successors. Reference: Instructions to complete the Promissory Note with Blank Spaces No. 01	CARTA DE INSTRUCCIONES Bogotá, [Fecha] Señores. [●] y/o sus cesionario y causahabientes Referencia: Instrucciones para diligenciar el Pagaré con Espacios en Blanco No. 01.

Dear Sirs:

ECOPETROL S.A., corporation incorporated by public deed number 2931 of Notary Second issued on Bogota of July 7 of 2003, registered under the commercial registry under the registration number 1291197, identified with the tax identification number NIT 899.999.068-1, and domiciled in Bogotá D.C. (hereinafter the “Borrower”), represented herein by the undersigned [●], of legal age, domiciled in Bogotá D.C., Colombia, identified with citizenship card number [●], issued in [●], [Bogotá], acting as Chief Executive Officer of Ecopetrol, as evidenced in the Certificado de Existencia y Representación Legal of the Borrower to execute this document, in accordance with article 622 of the Colombian Commercial Code, hereby imparts instructions and irrevocable and permanent powers to [●], domiciled in [●], and / or its successors or assignees (hereinafter the “Lender”) (in English the “Lender”), a foreign financial institution duly organized and existing under the laws of its country, acting in its capacity as Lender under the Loan Agreement (as defined below), to fill each and every one of the blank spaces left in the Promissory Note identified at the heading of this Instructions Letter (hereinafter the “Promissory Note”), in the event the obligations set forth under the Promissory Note become due and in accordance to the terms set forth below:

1.

BACKGROUND AND CAUSE.

On April 12 2024, the Borrower and the Lender executed the Loan Agreement (hereinafter the “Loan Agreement”) whereby, the Lender agreed

Estimados Señores:

ECOPETROL S.A., sociedad anónima constituida por escritura pública número 2931 de la Notaría Segunda de Bogotá otorgada el 07 de julio de 2003, inscrita en el registro mercantil bajo el Registro 1291197, identificada con NIT 899.999.068-1 y domiciliada en Bogotá D.C. (en adelante el “Deudor”), representada en este acto por el suscrito [●], mayor de edad, domiciliado en Bogotá D.C., Colombia, identificado con la cédula de ciudadanía número [●], expedida en [●], [Bogotá], actuando en calidad Presidente de Ecopetrol, como consta en el Certificado de Existencia y Representación Legal del Deudor para suscribir el presente documento, conforme al artículo 622 del Código de Comercio Colombiano, por medio de la presente carta imparte instrucciones y facultades irrevocables y permanentes a [●], con domicilio en [●], y/o sus cesionarios o causahabientes (en adelante el “Acreedor”) (en inglés el “Lender”), una entidad financiera extranjera debidamente constituida y actualmente existente bajo las leyes de su país, en su carácter de Acreedor bajo el Contrato de Crédito (tal y como se define más adelante), para llenar todos y cada uno de los espacios en blanco dejados en el Pagaré identificado en el encabezamiento de esta Carta de Instrucciones (en adelante, el “Pagaré”), cuando se hagan exigibles las obligaciones contenidas en dicho Pagaré en los términos que se indican a continuación:

1.ANTECEDENTES Y CAUSA.

El día 12 de abril de 2024 el Acreedor y el Deudor suscribieron el Contrato de Crédito (en adelante, el “Contrato de Crédito”) para entregar a título de to lend, and the Borrower agreed to borrow [●] DOLLARS OF THE UNITED STATES OF AMERICA (USD$[●]) (hereinafter the “Term Loan”), with a maximum deadline for payment of [●], counted from [●] as set forth in the Loan Agreement.  As a condition precedent to grant and disburse the Loan, it was agreed that the Borrower should have issued and delivered the Promissory Note whereby the Term Loan are evidenced.

mutuo o préstamo la suma de [●] DE DÓLARES DE LOS ESTADOS UNIDOS DE AMÉRICA (US$[●]) (en adelante el “Préstamo”), con un plazo máximo para su pago de [●], contados a partir de [●] tal y como se establece en el Contrato de Crédito.  Como condición para el otorgamiento y desembolso del Préstamo, se estableció que el Deudor debía haber otorgado y entregado el Pagaré mediante el cual se evidencia el Préstamo.

2.AUTHORIZATION TO FILL THE PROMISSORY NOTE.	2.AUTORIZACIÓN PARA LLENAR EL PAGARÉ.

Should (a) the Borrower fail in whole or in part to pay (i) any amount of principal on the date on which such payment is due under the Loan Agreement, (ii) any amount of interest within five (5) Business Days of the date on which such payment is due under the Loan Agreement or (iii) any fee or other amount (other than principal or interest) owing under a Loan Document within thirty (30) days of the earlier of the date the Borrower receives (x) the invoice or (y) a written demand from any Lender or the Administrative Agent, whichever occurs first, or (b) any other Events of Default (in English “Events of Default”) described therein leading to the acceleration of the amounts due and payable occur, and such amounts are not paid; the Lender or its assignees, endorsees or successors may fill in the blank spaces of the Promissory Note identified above, without prior notice, presentation, protest, notice of default or any other notice, notification or additional requirement of any nature, in accordance with this Instructions Letter.

En el evento en que (a) el Deudor incumpla en todo o en parte su obligación de pago de (i) cualquier monto de capital en las fechas previstas de conformidad con el Contrato de Crédito, (ii) cualquier monto de intereses dentro de los cinco (5) Días Hábiles a partir de las fechas previstas de conformidad con el Contrato de Crédito o (iii) cualquier honorario u otro monto (distinto de principal o intereses) debido bajo un Documento del Crédito dentro los treinta (30) días en que el Deudor reciba (x) la factura o (y) un requerimiento escrito de cualquier Acreedor o del Agente Administrativo, lo que ocurra primero, o (b) ocurra cualquier otro de los Eventos de Incumplimiento (en inglés “Events of Default”) allí descritos que conlleven al vencimiento anticipado de las sumas adeudadas y éstas no fueren pagadas; el Acreedor o sus cesionarios, endosatarios o causahabientes, podrá llenar los espacios en blanco del Pagaré arriba identificado, sin necesidad de previo aviso, presentación, protesto, constitución en mora, cualquier otro tipo de aviso, notificación o requisito adicional de cualquier naturaleza de conformidad con esta Carta de Instrucciones.

3.VALUE OR AMOUNT OF THE PROMISSORY NOTE.	3.VALOR O IMPORTE DEL TÍTULO.

The Borrower expressly and irrevocably authorizes that the Lender and / or its successors or assignees fill in the blank spaces of the Promissory Note mechanically (with a typewriter) or manually in accordance with the instructions below:

3.1 The blank space included under Section 1.1. of the Promissory Note shall be completed with the outstanding amounts of principal (in letters

El Deudor autoriza expresa e irrevocablemente que el Acreedor y/o sus sucesores o sus causahabientes llenen los espacios en blanco del Pagaré de manera mecánica (a máquina) o a mano de conformidad con las instrucciones que se indican a continuación:

3.1. El espacio en blanco identificado con el numeral 1.1. del Pagaré se llenará con las sumas de capital (en letras y números) que a la fecha en que el Pagaré sea llenado y que el Deudor adeude, en tal

Annex C-2

and numbers) to the date in which the Promissory Note is completed and that are due on such date by the Borrower to the Lender under the Loan (in English, the “Loan”), including amounts due and outstanding due to maturity or any acceleration in accordance to the Loan Agreement.

fecha, a favor del Acreedor por concepto del Préstamo (en inglés, el “Loan”), incluyendo las sumas adeudadas y pendientes de pago por virtud de vencimiento del plazo o cualquier aceleración de conformidad con el Contrato de Crédito.

3.2 The blank spaces included in Section 1.2. of the Promissory Note shall be completed with the outstanding amounts of interest (in letters and numbers) calculated over the principal amount set forth under section 1.1 of the Promissory Note in accordance to the provisions set forth under the Loan Agreement. As set forth under the Promissory Note, interest referred to under section 1.2 of the Promissory Note shall bear default interest, it being understood that any outstanding interest obligations that remain unpaid for more than one (1) year may (upon the satisfaction of the rules set forth in Article 886 of the Commercial Code) be subject to interest on interest under Colombian law as currently in effect.

3.2. Los espacios en blanco incluidos en el numeral 1.2. del Pagaré se llenarán con las sumas devengadas por concepto de los intereses remuneratorios (en letras y números) calculados sobre el capital indicado en el numeral 1.1. del Pagaré de conformidad con lo previsto en el Contrato de Crédito. Tal como se indica en el Pagaré, los intereses remuneratorios indicados en el punto 1.2 del mismo causarán intereses de mora, tomando en cuenta que cualquier obligación no satisfecha con respecto al pago de intereses debidos por más de un 1 año (sujeto a la satisfacción de las normas previstas en el artículo 886 del Código de Comercio) estarán sujetas al pago de interés sobre interés bajo la ley colombiana vigente.

3.3 The blank spaces included in Section 1.3. of the Promissory Note shall be completed with the outstanding amounts of the default interest (in letters and numbers) calculated over the principal amounts, interest payments and any other amounts due and outstanding, either due to maturity, acceleration or otherwise, in accordance with the provisions of the Loan Agreement.

3.3. Los espacios en blanco incluidos en el numeral 1.3. del Pagaré se llenarán con las sumas devengadas por concepto de los intereses moratorios (en letras y números) calculados sobre las cuotas de capital o de intereses o cualquier otro monto vencido y pendiente de pago, bien sea por cumplimiento del plazo, por aceleración o de cualquier otra forma, de conformidad con lo previsto en el Contrato de Crédito.

3.4 The blank spaces included in Section 1.4. of the Promissory Note shall be completed with the amounts (in letters and numbers) of any sum owed by the Borrower to the Lender whether for fees, costs, expenses, taxes, breakage costs, indemnities or any other amounts owed by the Borrower to the Lender at the maturity date of the Promissory Note in accordance with the provisions of the Loan Agreement.

3.4 Los espacios en blanco incluidos en el numeral 1.4. del Pagaré se llenarán con las sumas (en letras y números) adeudadas por el Deudor a favor del Acreedor por concepto de honorarios, costos, gastos, impuestos, costos de rompimiento de fondeo, indemnizaciones o cualquier otro concepto que el Deudor adeude al Acreedor en la fecha de vencimiento del Pagaré, de conformidad con el Contrato de Crédito.

4.MATURITY. The blank spaces included in Section 1.5. of the Promissory Note shall be completed with the date in which the Lender declares any obligation owed under the Promissory Note is overdue.	4.VENCIMIENTO. Los espacios en blanco incluidos en el numeral 1.5. del Pagaré se llenarán con la fecha en la que el Acreedor declare que cualquier obligación bajo el Pagaré se encuentra vencida.

Annex C-3

5. DATE AND CITY OF FILLING

The blank spaces included in Section 11 of the Promissory Note shall be completed with the date and city in which the Lender decides to fill or complete the Promissory Note. For clarity purposes, the date of filling may be different from the date maturity date included in Section 1.5 of the Promissory Note.

5. FECHA Y CIUDAD DE DILIGENCIAMIENTO

Los espacios en blanco incluidos en el numeral 11 del Pagaré se llenarán con la fecha y la ciudad en la que el Acreedor decida llenar o completar el Pagaré. Para efectos de claridad, la fecha de diligenciamiento puede ser diferente de la fecha de vencimiento incluida en el numeral 1.5 del Pagaré.

6.SUCCESSORS AND ASSIGNEES. Blanks spaces can be completed by the successors or assignees of the Loan in accordance with Section 11.03 of the Loan Agreement.	6.SUCESORES O CAUSAHABIENTES. Los espacios en blanco pueden ser llenados por los sucesores o causahabientes del Préstamo de conformidad con la Sección 11.03 del Contrato de Crédito.

The Promissory Note completed in accordance to the provisions set forth herein, shall be directly enforceable without any further requirements.

Sincerely,

The Borrower,

ECOPETROL S.A.

By:  _________________________________

Name:

Identification:

Capacity:

El Pagaré así llenado será exigible inmediatamente y prestará mérito ejecutivo sin más requisitos. Atentamente, El Deudor, ECOPETROL S.A. Por: _________________________________ Nombre: Identificación: Cargo:

Annex C-4

Annex D

FORM OF OFFICERS’ CERTIFICATE

OFFICERS’ CERTIFICATE

[●], 2024

The undersigned hereby certifies that he is an Authorized Officer of ECOPETROL S.A., a corporation organized and existing under the laws of Colombia (the “Borrower”) and hereby certifies on behalf of the Borrower that:

This certificate (the “Certificate”) is furnished pursuant to Section 5.01(b) of the Loan Agreement dated as of April 12, 2024, among the Borrower, Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent and the Lenders party thereto (the “Agreement”).  Unless otherwise defined herein, terms defined in the Agreement shall have the same meaning in this Certificate.

The undersigned named below (a) has been duly elected, has duly qualified as, and is an officer of the Borrower as of the Agreement Date, holding the respective office below set opposite to [his][her] name, and the signature below set opposite to [his][her] name is [his][her] genuine signature and (b) is an Authorized Officer of the Borrower.

Name	Officer	Signature
[●]	[●]

1.Attached hereto as Annex D-1 is a true and correct copy of the articles of incorporation, estatutos sociales or other applicable organizational documents of the Borrower as in effect on the date hereof together with all amendments thereto.

2.Attached hereto as Annex D-2 is a true and correct copy of a duly authorized secretary’s certificate certifying that the Board of Directors of the Borrower duly adopted the resolutions at a meeting on [●], at which a quorum was present and acting throughout.  The resolutions have not been revoked, modified, amended or rescinded and are in full force and effect.  Except as attached hereto as Annex D-2, no resolutions have been adopted by the Board of Directors of the Borrower which deal with the execution, delivery or performance of any of the Loan Documents to which it is a party.

3.Attached hereto as Annex D-3 is a true and correct copy of the Borrower’s Certificados de Existencia y Representación Legal.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Certificate this ______ day of [●], 2023.

By:
Name:
Title:

I, the undersigned, [insert title of Authorized Officer] of the Borrower, do hereby certify that I am an Authorized Officer of the Borrower and hereby certify on behalf of the Borrower that:

[●] is the duly appointed and qualified [insert title of Authorized Officer] of the Borrower and [his][her] respective signature above is [his][her] genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand this _____ day of [●], 2024.

By:
Name:
Title:

Annex D-2

Annex D-1 to Officer’s Certificate

Organizational Documents

Annex D-2 to Officer’s Certificate

Resolutions

Annex D-3 to Officer’s Certificate

Good Standing Certificate

Annex E

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 attached hereto and the Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”).  Such sale and assignment are without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor: ______________________________

2. Assignee: ______________________________
[and is an Affiliate/approved fund of [identify Lender]5]

3. Borrower: ECOPETROL S.A.

4. Administrative Agent: BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH

[5]	Select as applicable.

5. Loan Agreement: The Loan Agreement dated as of April 12, 2024 among Ecopetrol S.A., as Borrower, certain Lender parties thereto, and Banco Bilbao Vizcaya Argentaria, S.A. New York Branch, as Administrative Agent.

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loan for all Lenders[6]	Amount of Commitment/Loan Assigned[7]	Percentage Assigned of Commitment/Loan[8]
Commitment	U.S. $	U.S. $	%
Loan	U.S. $	U.S. $	%
	U.S. $	U.S. $	%

7. Trade Date:9

[6]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loan of all Lenders thereunder.
[9]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

7

Effective Date:  _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name:
Title:

Accepted and consented to by: Banco Bilbao Vizcaya Argentaria, S.A. New York Branch as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Consented to by: ECOPETROL S.A., as Borrower

8

By:
Name:
Title:

9

Annex 1

Standard Terms and Conditions for Assignment and Assumption

1.Representations and Warranties.

1.1Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all requirements of an Eligible Transferee under the Loan Agreement (subject to receipt of such consents as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (iv) it has received a copy of the Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this

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Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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